FACILITY AGREEMENT

Praxair, Inc. and Subsidiaries
EXHIBIT 10.18

EXECUTION COPY

€450,000,000

FACILITY AGREEMENT

dated as of

November 29, 2004

among

Praxair Euroholding, S.L.,
as Borrower

Praxair, Inc.,
as Guarantor

The Lenders Party Hereto

Citigroup Global Markets, Inc.,
as Syndication Agent

and

ABN AMRO Bank N.V.,
as Administrative Agent and
Documentation Agent

ABN AMRO Bank N.V.
and
Citigroup Global Markets, Inc.,
Co-Lead Arrangers and Bookrunners

Schedules

Schedule I	—	Commitments
Schedule II	—	Pricing
Schedule III	—	Mandatory Cost
Exhibits

Exhibit A	—	Notice of Borrowing
Exhibit B	—	Form of Opinion of Cahill Gordon & Reindel LLP, Special
U.S. Counsel for the Obligors
Exhibit C	—	Form of Opinion of Jiménez de Parga Abogados, Special
Spanish Counsel to the Obligors
Exhibit D	—	Form of Opinion of Davis Polk & Wardwell, Special U.S.
Counsel for the Agents
Exhibit E	—	Form of Opinion of Uría Menendez, Special Spanish
Counsel to the Agents
Exhibit F	—	Assignment and Assumption Agreement

FACILITY AGREEMENT

AGREEMENT dated as of November 29, 2004 among PRAXAIR EUROHOLDING, S.L., PRAXAIR, INC., the LENDERS party hereto, CITIGROUP GLOBAL MARKETS INC., as Syndication Agent, and ABN AMRO BANK N.V., as Administrative Agent.

The parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

Section 1.01. Definitions. The following terms, as used herein, have the following meanings:

“Acquisition” means the acquisition by the Borrower pursuant to the Acquisition Agreement of all of the shares in Erste Divest Gas GmbH & Co. KG and Dritte Divest Gas GmbH & Co. KG.

“Acquisition Agreement” means the Share Purchase Agreement between Air Liquide Deutschland GmbH, Air Liquide GmbH, Air Liquide Zweite Vermögensverwaltungsgesellschaft mgH, Air Liquide International S.A., the Borrower and the Guarantor which was notarized before the Notary Johann Rossbach on October 7, 2004.

“Administrative Agent” means ABN AMRO Bank N.V., in its capacity as administrative agent and documentation agent for the Lenders hereunder, and its successors in such capacity.

“Administrative Questionnaire” means, with respect to each Lender, an administrative questionnaire in the form prepared by the Administrative Agent and submitted to the Administrative Agent (which shall promptly following receipt thereof give a copy to the Borrower) duly completed by such Lender.

“Agents” means the Administrative Agent and the Syndication Agent.

“Applicable Lending Office” means, with respect to any Lender and any Loan made by it hereunder, its office located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Applicable Lending Office for Loans of that nature) or such other office, branch or affiliate of such Lender as it may hereafter designate as its Applicable Lending Office for such purpose by not less than five Business Days’ notice to the Borrower and the Administrative Agent.

“Applicable Margin” means a rate per annum determined in accordance with Schedule II.

“Approved Amount” means (i) with respect to Euro, Dollars, Swiss Francs or Sterling, a number of units of such currency equal to 5,000,000 or a larger multiple of l,000,000 and (ii) with respect to any other currency, such comparable amount denominated in such currency as the Administrative Agent and the Borrower may mutually agree.

“Assignee” has the meaning set forth in Section 10.06(c).

“Available Commitment” means, with respect to each Lender and each Class of its Commitments, the excess, if any, of such Commitment over the Base Currency Amount of such Lender’s outstanding Loans of such Class.

“Base Currency” means Euro.

“Base Currency Amount” means, at any time:

(a)	with respect to any Loan denominated in Euro, the principal amount thereof then outstanding; and

(b)	with respect to any other Loan, the principal amount thereof then outstanding, converted to Euro in accordance with Section 2.16.

“Benefit Arrangement” means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.

“Borrower” means Praxair Euroholding, S.L., a sociedad de responsabilidad limitada organized under the laws of Spain, and its successors.

“Borrowing” means the aggregation of Loans to be made to the Borrower pursuant to Section 2.01(a) or Section 2.01(b), as the case may be, on the same date, all of which Loans are of the same Class and currency and have the same initial Interest Period.

“Borrowing Date” means, with respect to any Borrowing, the date of such Borrowing as set forth in the Notice of Borrowing relating thereto.

“Business Day” means any day (other than a Saturday or Sunday) on which banks are open for general business in London and:

(a)	(in relation to any date for payment or purchase of currency other than Euro) the principal financial center of the country of that currency;

(b)	(in relation to any date for payment or purchase of Euro) any TARGET Day; or

(c)	(in relation to any date to be determined pursuant to Section 10.08), New York City.

“Class” (a) when used with respect to Lenders, refers to whether such Lenders are Revolving Credit Lenders or Term Lenders, (b) when used with respect to Commitments, refers to whether such Commitments are Revolving Credit Commitments or Term Commitments and (c) when used with respect to Loans or a Borrowing, refers to whether such Loans, or the Loans comprising such Borrowing, are Revolving Credit Loans or Term Loans.

“Closing Date” means the first date all the conditions precedent in Section 3.01 are satisfied or waived in accordance with Section 10.01.

“Commitment” means a Term Commitment or a Revolving Credit Commitment, as the context may require.

“Commitment Fee Rate” has the meaning set forth in Schedule II.

“Consolidated Book Net Worth” means at any date the consolidated shareholders’ equity of the Guarantor and its Consolidated Subsidiaries, calculated without giving effect to (i) changes in the cumulative foreign currency translation adjustment after March 31, 2000, (ii) any mark-to-market of a derivative or hedging instrument or any other adjustment related to any derivative or hedging instrument that might be required under FAS 133 after March 31, 2000, and (iii) after-tax restructuring charges taken after March 31, 2000 up to a maximum cumulative amount of $75,000,000.

“Consolidated Net Income” for any period means the consolidated net income of the Guarantor and its Consolidated Subsidiaries for such period, excluding any extraordinary items of gain or loss.

“Consolidated Subsidiary” with respect to any Person means at any date any Subsidiary or other entity the accounts of which would be consolidated with those of such Person in its consolidated financial statements if such statements were prepared as of such date; it being understood that with respect to the Borrower, “Consolidated Subsidiaries” means those Subsidiaries of the Borrower that are consolidated, from time to time, in management’s reporting of the European industrial gases business.

“Consolidated Total Debt” means at any date all consolidated Debt of the Guarantor and its Consolidated Subsidiaries determined as of such date.

“Continuing Director” means at any date a member of the Guarantor’s board of directors who was either (i) a member of such board twelve months prior to such date or (ii) nominated for election to such board by at least two-thirds of the Continuing Directors then in office.

“Debt” of any Person means at any date, without duplication, to the extent required in accordance with generally accepted accounting principles to be included in the financial statements of such Person or the footnotes thereto,

(i)	all obligations of such Person for borrowed money,

(ii)	all obligations of such Person evidenced by bonds, debentures or notes,

(iii)
all obligations of such Person for installment purchase transactions involving the purchase of property or services over $5,000,000 for any particular transaction, except trade accounts payable and expense accruals arising in the ordinary course of business,

(iv)	all obligations of such Person as lessee which are capitalized in accordance with generally accepted accounting principles,

(v)	all contingent or non-contingent obligations of such Person to reimburse any bank or other Person in respect of amounts paid or to be paid under a letter of credit, and

(vi)	all Debt of others Guaranteed by such Person.

“Default” means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Dollars” and the sign “$” mean lawful money of the United States of America.

“Domestic Consolidated Subsidiary” with respect to any Person means a Consolidated Subsidiary of such Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia.

“ECB Screen Rate” means the rate of exchange appearing on the relevant screen maintained by the European Central Bank for the purchase of the relevant currency with the Base Currency on a particular day.

“Environmental Laws” means all applicable federal, state, local and foreign laws, ordinances, codes, regulations, orders and requirements relating to the protection of, or discharge of materials into, the environment, including, without limitation, the Resource Conservation and Recovery Act of 1976, as amended; the Comprehensive Environmental Response, Compensation and Liability Act; the Toxic Substance Control Act; the Clean Water Act; the Clean Air Act; and the Safe Drinking Water Act.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute.

“ERISA Group” means the Guarantor, any Subsidiary and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Guarantor or any Subsidiary, are treated as a single employer under Section 414 of the Internal Revenue Code.

“EURIBOR” means, in relation to any Loan denominated in Euro:

(a)	the applicable Screen Rate; or

(b)
(if no Screen Rate is available for the Interest Period of such Loan, or such Loan relates to the initial Borrowing denominated in Euro and the Notice of Borrowing in respect thereof is delivered less than three Business Days before the proposed Borrowing Date for such Borrowing) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Administrative Agent at its request quoted by the Reference Banks to leading banks in the European interbank market, as of the Specified Time on the Quotation Day for the offering of deposits in Euro for a period comparable to the Interest Period of the relevant Loan.

“EURIBOR Loan” means a Loan denominated in Euro.

“Euro” and the sign “€” mean the single shared currency of the participating member states of the European Union.

“Event of Default” has the meaning set forth in Section 6.01.

“Existing Credit Agreement” means the Credit Agreement dated as of July 12, 2000 among Praxair, Inc., the Banks and Co-Syndication Agents party thereto, and JPMorgan Chase Bank, N.A. (formerly known as The Chase Manhattan Bank), as Administrative Agent, as heretofore amended and in effect on the Closing Date.

“Exposure” means a Revolving Credit Exposure or a Term Exposure.

“Final Maturity Date” means December 2, 2009.

“Group of Loans” means, at any time, a group of Loans consisting of (i) all EURIBOR Loans of the same Class having the same Interest Period at such time or (ii) all LIBOR Loans of the same Class having the same Interest Period at such time and denominated in the same currency.

“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt of any other Person, and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person:

(i)
to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise); or

(ii)
entered into for the purpose of ensuring in any legally enforceable manner the obligee of such Debt of the payment thereof or to protect such obligee in any legally enforceable manner against loss in respect thereof (in whole or in part);

provided that the term Guarantee shall not include

(a) endorsements for collection or deposit in the ordinary course of business;

(b) obligations that are not required in accordance with generally accepted accounting principles to be included in the financial statements of such Person or the footnotes thereto;

(c) “unconditional purchase obligations” (including take-or-pay contracts) as defined in and as required to be disclosed pursuant to Statement of Financial Accounting Standards No. 47 and the related interpretations, as the same may be amended from time to time, but only to the extent the aggregate present value amount of all such obligations of the Guarantor and its Consolidated Subsidiaries (other than amounts reflected on the balance sheet of the Guarantor and its Consolidated Subsidiaries) is equal to or less than 5% of the net sales of the Guarantor and its Consolidated Subsidiaries as set forth in the Guarantor’s consolidated statement of income, determined as of the end of the preceding quarter for the twelve months then ending; and

(d) any obligations required to be disclosed pursuant to the Statement of Financial Accounting Standards No. 105, Disclosure of Information about Financial Instruments with Off-Balance-Sheet Risk and Financial Instruments with Concentrations of Credit Risk, issued March 1990, the Statement of Financial Accounting Standards No. 107, Disclosure about Fair Value of Financial Instruments, issued December 1991, and the Statement of Financial Accounting Standards No. 119, Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments, issued October 1994, and their related interpretations, as the same may be amended from time to time (except to the extent any such obligation is required to be reflected on the balance sheet of the Guarantor and its Consolidated Subsidiaries).

The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor” means Praxair, Inc., a Delaware corporation, and its successors.

“Interest Period” means, with respect to each Loan, the period commencing on the date of borrowing specified in the applicable Notice of Borrowing or on the date specified in an applicable Notice of Interest Period Election and ending one, two, three or six months thereafter and any other period agreed between the Borrower and the Administrative Agent (acting on the instruction of all of the Lenders of the applicable Class), as the Borrower may elect in the applicable notice; provided that:

(a) any Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day; and

(b) any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month;

provided further that no Interest Period may end after the Final Maturity Date.

Notwithstanding the foregoing, all Interest Periods at any one time outstanding hereunder shall end on not more than 15 different dates, and the duration of any Interest Period which would otherwise exceed such limitation shall be adjusted so as to coincide with the remaining term of such other then current Interest Period as the Borrower and the Administrative Agent may agree.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended, or any successor statute.

“Lender Parties” has the meaning set forth in Section 10.10.

“Lenders” means the Persons listed as Lenders on the signature pages hereof and any other Person that shall become a Lender hereunder pursuant to Section 10.06(c), in each case for so long as such Person shall be a party to this Agreement.

“Leverage Ratio” means the ratio of (x) Consolidated Total Debt to (y) Consolidated Book Net Worth.

“LIBOR” means, in relation to any LIBOR Loan:

(a) the applicable Screen Rate; or

(b)
(if no Screen Rate is available for the currency or Interest Period of that Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Administrative Agent at its request quoted by the Reference Banks to leading banks in the London interbank market, as of the Specified Time on the Quotation Day for the offering of deposits in the currency of that Loan and for a period comparable to the Interest Period for that Loan.

“LIBOR Loan” means a Loan denominated in Dollars or an Optional Currency.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

“Loan” means a Term Loan or a Revolving Credit Loan.

“Mandatory Cost” means the percentage per annum calculated by the Administrative Agent in accordance with Schedule III.

“Margin Stock” means “margin stock” as such term is defined in Regulation U of the Federal Reserve Board, as the same may be amended, supplemented or modified from time to time.

“Material Plan” means at any time a Plan or Plans having aggregate Unfunded Liabilities in excess of $25,000,000.

“Multiemployer Plan” means at any time an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such five year period.

“Notice of Borrowing” has the meaning set forth in Section 2.02.

“Notice of Interest Period Election” has the meaning set forth in Section 2.14(a).

“Obligors” means the Borrower and the Guarantor.

“Optional Currency” means a currency (other than the Base Currency, Sterling, Swiss Francs and Dollars) which complies with the conditions set out in Section 2.17.

“Participant” has the meaning set forth in Section 10.06(b).

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Person” means an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Plan” means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either:

(i)	is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group; or

(ii)
has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

“Process Agent” has the meaning set forth in Section 10.07(b).

“Quarterly Payment Dates” means each March 31, June 30, September 30 and December 31.

“Quotation Day” means, in relation to any period for which an interest rate is to be determined:

(a)	(if the currency is Euro) two TARGET Days before the first day of that period;

(b)	(if the currency is Sterling) the first day of that period; or

(c)	(for any other currency) two Business Days before the first day of that period,

provided that if market practice differs in the Relevant Interbank Market for a currency, the Quotation Day for that currency will be determined by the Administrative Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days); provided, further, that in relation to any period for which an interest rate is to be determined in connection with the initial Borrowing denominated in Euro, if the Notice of Borrowing in respect thereof is received less than three Business Days before the proposed Borrowing Date for such Borrowing, the Quotation Day for such period shall be such Borrowing Date.

“Reference Banks” means, in relation to LIBOR and Mandatory Cost, the principal London offices of ABN AMRO Bank N.V., Citibank N.A. and JPMorgan Chase Bank, N.A. and, in relation to EURIBOR, the principal Amsterdam office of ABN AMRO Bank N.V. and the principal London offices of Citibank, N.A. and JPMorgan Chase Bank, N.A.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Relevant Interbank Market” means in relation to Euro, the European interbank market and, in relation to any other currency, the London interbank market.

“Required Lenders” means, at any time, Lenders having more than 50% of the aggregate amount of the Exposures at such time.

“Required Revolving Credit Lenders” means, at any time, Revolving Credit Lenders having more than 50% of the aggregate amount of the Revolving Credit Exposures at such time.

“Required Term Lenders” means, at any time, Term Lenders having more than 50% of the aggregate amount of the Term Exposures at such time.

“Restricted Subsidiary” means

(i)	any Domestic Consolidated Subsidiary of the Guarantor, and

(ii) Praxair Canada Inc.

“Revolving Credit Commitment” means, with respect to any Revolving Credit Lender at any time, the commitment of such Lender to make Revolving Credit Loans, expressed as an amount representing the maximum Base Currency Amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.06(c). The initial amount of each Lender’s Revolving Credit Commitment is set forth on Schedule I, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its initial Revolving Credit Commitment, as applicable. The initial aggregate amount of the Revolving Credit Commitments is €150,000,000.

“Revolving Credit Exposure” means, with respect to any Lender at any time, (i) the amount of such Lender’s Revolving Credit Commitment, if the Revolving Credit Commitments are still in existence, or (ii) if the Revolving Credit Commitments have terminated or expired, the amount of its Revolving Credit Outstandings.

“Revolving Credit Facility” means, at any time, the aggregate amount of the Revolving Credit Exposures at such time.

“Revolving Credit Lender” means any Lender with a Revolving Credit Exposure.

“Revolving Credit Loan” has the meaning specified in Section 2.01(b).

“Revolving Credit Outstandings” means, with respect to any Revolving Credit Lender at any time, the aggregate outstanding Base Currency Amount of such Lender’s Revolving Credit Loans at such time.

“Revolving Credit Period” means the period from and including the Closing Date to and including the date falling one month prior to the Final Maturity Date.

“Screen Rate” means:

(a)	in relation to LIBOR, the British Bankers Association Interest Settlement Rate for the relevant currency and period; and

(b)	in relation to EURIBOR, the percentage rate per annum determined by the Banking Federation of the European Union for the relevant period,

displayed on the appropriate page of the Reuters screen. If the agreed page is replaced or service ceases to be available, the Administrative Agent may specify another page or service displaying the appropriate rate after consultation with the Borrower and the Lenders.

“SEC” means the Securities and Exchange Commission.

“Specified Time” means, in relation to any period for which an interest rate is to be determined and with respect to the Quotation Day for such interest rate:

(a)	(if the currency is Euro) as of 11:00 A.M. (Brussels time) on such Quotation Day; or

(b)	(for any other currency) as of 11:00 A.M. (London time) on such Quotation Day.

“Sterling” and the sign “£” mean lawful money of the United Kingdom.

“Subsidiary” with respect to any Person means any corporation or other entity of which such Person directly or indirectly owns a majority of the securities or other ownership interests having ordinary voting power to elect the board of directors or other persons performing similar functions. Unless otherwise specified, “Subsidiary” means a Subsidiary of the Guarantor.

“Swiss Francs” means the lawful currency of Switzerland.

“Syndication Agent” means Citigroup Global Markets Inc., in its capacity as syndication agent for the credit facility provided hereunder.

“TARGET” means Trans-European Automated Real-time Gross Settlement Express Transfer payment system.

“TARGET Day” means any day on which TARGET is open for the settlement of payments in Euro.

“Taxes” has the meaning set forth in Section 8.04(a).

“Term Availability Period” means the period from and including the Closing Date to and including December 31, 2004.

“Term Commitment” means, with respect to any Term Lender at any time, the commitment of such Lender to make Term Loans, expressed as an amount representing the maximum Base Currency Amount of such Term Loans, as such commitment may be (a) reduced from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.06(c). The initial amount of each Lender’s Term Commitment is set forth on Schedule I, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its initial Term Commitment, as applicable. The initial aggregate amount of the Term Commitments is €300,000,000.

“Term Exposure” means, with respect to any Lender at any time, the sum of (i) the unused amount of its Term Commitment, if the Term Commitments are still in existence plus (ii) the aggregate outstanding Base Currency Amount of its Term Loans.

“Term Facility” means, at any time, the aggregate amount of the Term Exposures at such time.

“Term Lender” means any Lender with a Term Exposure.

“Term Loan” has the meaning specified in Section 2.01(a).

“Unfunded Liabilities” means, with respect to any Plan at any time, the amount (if any) by which (i) the present value of all benefits under such Plan exceeds (ii) the fair market value of all Plan assets allocable to such benefits (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the ERISA Group to the PBGC or any other Person under Title IV of ERISA.

“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under this Agreement.

“VAT” means value added tax as provided for in the Sixth Council Directive of the European Union 77/388/EEC of May 17, 1977 on the harmonization of the laws of the Member States relating to turnover taxes as amended or supplemented, or any other tax of a similar nature.

“Wholly-Owned Consolidated Subsidiary” with respect to any Person means any Consolidated Subsidiary all of the shares of capital stock or other ownership interests of which (except directors’ qualifying shares) are at the time directly or indirectly owned by such Person.

Section 1.02  . Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with generally accepted accounting principles as in effect from time to time, applied on a basis consistent (except for changes concurred in by the Guarantor’s independent public accountants) with the most recent audited consolidated financial statements of the Guarantor and its Consolidated Subsidiaries delivered to the Lenders; provided that, if the Guarantor notifies the Administrative Agent that the Guarantor wishes to amend any covenant in Article 5 to eliminate the effect of any change in generally accepted accounting principles on the operation of such covenant (or if the Administrative Agent notifies the Guarantor that the Required Lenders wish to amend Article 5 for such purpose), then the Guarantor’s compliance with such covenant shall be determined on the basis of generally accepted accounting principles in effect immediately before the relevant change in generally accepted accounting principles became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Guarantor and the Required Lenders.

ARTICLE 2
THE CREDITS

Section 2.01. Commitments to Lend.

(a)
Term Facility. Each Term Lender severally agrees, on the terms and conditions set forth in this Agreement, to make one or more loans (“Term Loans”) to the Borrower from time to time during the Term Availability Period denominated in Euro or Dollars in an aggregate Base Currency Amount not to exceed such Lender’s Term Commitment. The Term Commitments are not revolving in nature, and amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be reborrowed.

(b)
Revolving Credit Facility. Each Revolving Credit Lender severally agrees, on the terms and conditions set forth in this Agreement, to make loans (“Revolving Credit Loans”) to the Borrower from time to time during the Revolving Credit Period denominated in Euro, Dollars, Sterling, Swiss Francs or any Optional Currency in amounts such that the aggregate Base Currency Amount of the Revolving Credit Loans at no time exceeds the amount of such Lender’s Revolving Credit Commitment. Within the limits of the Revolving Credit Commitments, the Borrower may borrow under this Section 2.01(b), prepay pursuant to Section 2.10 and reborrow under this Section 2.01(b).

(c)
Amounts. Each Borrowing under this Section shall be in an Approved Amount (except that any such Borrowing may be in the aggregate amount available under the applicable Commitments) and shall be made from the several Lenders ratably in proportion to their respective applicable Commitments.

Section 2.02. Notice of Borrowings. (a) The Borrower shall give the Administrative Agent irrevocable notice in substantially the form of Exhibit A hereto (a “Notice of Borrowing”) not later than 9:30 A.M. (London time) on: (x) the date of the initial Borrowing denominated in Euro and (y) subject to Section 2.02(b), the third Business Day before each other Borrowing, specifying:

(i)	the date of such Borrowing, which shall be a Business Day,

(ii)	the aggregate amount and currency of such Borrowing which shall comply with Section 2.01,

(iii)	the Class of Loans comprising such Borrowing, and

(iv)	the duration of the initial Interest Period applicable thereto, subject to the provisions of the definition of Interest Period.

(b)
The Borrower shall give the Administrative Agent a Notice of Borrowing not later than 9:30 A.M. (London time) on the fifth Business Day before each initial Borrowing denominated in an Optional Currency. Such Notice of Borrowing shall be irrevocable unless the currency requested therein is not approved as an Optional Currency pursuant to Section 2.17(b).

Section 2.03. Notice to Lenders; Funding of Loans.

(a)	Upon receipt of a Notice of Borrowing, the Administrative Agent shall promptly notify each Lender of the relevant Class of the contents thereof and of such Lender’s share (if any) of such Borrowing.

(b)
On the date of each Borrowing, each Lender of the relevant Class participating therein shall make the amount of its share of such Borrowing available to the Administrative Agent for the account of the Borrower at the office of the Administrative Agent specified in or pursuant to Section 10.01 in funds immediately available to the Administrative Agent. Unless the Administrative Agent determines that any applicable condition specified in Article 3 has not been satisfied, the Administrative Agent shall make such aggregate funds available to the Borrower by depositing the proceeds thereof, in like funds as received by the Administrative Agent, in the account of the Borrower with the Administrative Agent for value on the date of such Borrowing.

(c)
Unless the Administrative Agent shall have received notice from a Lender of the relevant Class prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available to the Administrative Agent on the date of such Borrowing in accordance with subsection (b) of this Section 2.03 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If the Administrative Agent does, in such circumstances, make available to the Borrower such amount, such Lender shall within three Business Days following such Borrowing make such share available to the Administrative Agent, together with interest thereon for each day from and including the date of such Borrowing that such share was not made available, calculated by the Administrative Agent to reflect its cost of funds. If such amount is so made available, such payment to the Administrative Agent shall constitute such Lender’s share of such Borrowing for all purposes of this Agreement. If such amount is not so made available to the Administrative Agent, then the Administrative Agent shall on the third Business Day following such Borrowing notify the Borrower of such failure and on the fourth Business Day following the date of such Borrowing, the Borrower shall pay to the Administrative Agent such share, together with interest thereon for each day that the Borrower had the use of such share, calculated by the Administrative Agent to reflect its cost of funds. Nothing contained in this subsection (c) shall relieve any Lender which has failed to make available its share of any Borrowing hereunder from its obligation to do so in accordance with the terms hereof.

(d)
The failure of any Lender to make available to the Administrative Agent its share of any Borrowing on the date of such Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make available to the Administrative Agent its share of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make available the share of any Borrowing to be made available by such other Lender on such date of Borrowing.

Section 2.04
. Evidence of Debt. The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender in the ordinary course of business and by the Administrative Agent in accordance with Section 2.18. The accounts or records so maintained shall be conclusive absent manifest error as to the amount of Loans made by the Lenders and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligations of the Obligors hereunder to pay any amounts owing. Any certificate of a Lender as to (a) the amount required at any time to cover such Lender’s cost of funding a Loan as set forth in Section 8.01, (b) the amount required at any time to indemnify such Lender against any cost, payment or liability referred to in Section 8.02 or (c) the amount by which a sum payable to such Lender is to be increased under Section 8.04, shall, in the absence of manifest error, be prima facie evidence of the existence and amounts of the specified obligations of the Obligors.

Section 2.05. Maturity of Loans. Each Loan shall mature, and the principal amount thereof shall be due and payable (together with interest accrued thereon), on the Final Maturity Date.

Section 2.06. Interest Rates.

(a)
Subject to Section 8.01, each EURIBOR Loan shall bear interest on the outstanding principal amount thereof, for each day during each Interest Period applicable thereto, at a rate per annum equal to the sum of (i) the Applicable Margin for such day, (ii) the applicable EURIBOR and (iii) the Mandatory Cost, if any. Such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than three months, at intervals of three months after the first day thereof and, with respect to the principal amount of any EURIBOR Loan that is prepaid, on the date of such prepayment.

(b)
Subject to Section 8.01, each LIBOR Loan shall bear interest on the outstanding principal amount thereof, for each day during each Interest Period applicable thereto, at a rate per annum equal to the sum of (i) the Applicable Margin for such day, (ii) the applicable LIBOR and (iii) the Mandatory Cost, if any. Such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than three months, at intervals of three months after the first day thereof and, with respect to the principal amount of any LIBOR Loan that is prepaid, on the date of such prepayment.

(c)
If an Obligor fails to pay any amount payable by it under this Agreement on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to clause (i) below, is 1% per annum higher than the rate which would have been payable if the overdue amount had, during the period of nonpayment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Administrative Agent (acting reasonably). Any interest accruing under this Section 2.06(c) shall be immediately payable by the Obligor on demand by the Agent.

(i)	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(A)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(B)	the rate of interest applying to the overdue amount during that first Interest Period shall be 1% per annum higher than the rate which would have applied if the overdue amount had not become due.

(ii)
Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

(d)
The Administrative Agent shall determine each interest rate applicable to the Loans hereunder. The Administrative Agent shall give to the Borrower and the Lenders making such Loans prompt notice of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error.

Section 2.07. Participation Fee. The Borrower shall pay to the Administrative Agent for the account of the Lenders a participation fee equal to 0.075% of the Commitments. Such participation fee shall be payable in the Base Currency on the earlier of (a) the tenth day after the date hereof and (b) the first Borrowing Date.

Section 2.08. Commitment Fee. The Borrower shall pay to the Administrative Agent for the account of the Lenders a commitment fee at the Commitment Fee Rate (determined for each day in accordance with Schedule II). Such commitment fee shall accrue from and including the date hereof to but excluding the date on which the applicable Class of Commitments are terminated in their entirety, on the daily aggregate amount of the Available Commitments of such Lender.

Such commitment fee shall be payable in the Base Currency quarterly on each Quarterly Payment Date (in arrears), commencing on December 31, 2004, and upon the date of termination of the Commitments in their entirety.

Section 2.09. Optional Termination or Reduction of Commitments. The Borrower may, upon at least five Business Days’ notice to the Administrative Agent,

(i)	terminate the Commitments of any Class at any time, if no Loans of such Class are outstanding at such time or

(ii)
ratably reduce from time to time by an aggregate amount of €10,000,000 or any larger multiple of €5,000,000, the aggregate amount of any Class of Commitments, provided that the Borrower shall not reduce any Class of Commitments if, after giving effect thereto and to any concurrent prepayment of the Loans of such Class pursuant to Section 2.10, the aggregate outstanding Base Currency Amount of the Loans of such Class would exceed the total Commitments of such Class.

Promptly after receiving a notice pursuant to this subsection, the Administrative Agent shall notify each Lender of the contents thereof.

Section 2.10. Optional Prepayments. (a) Subject to Section 2.12(d), the Borrower may upon at least five Business Days’ irrevocable notice to the Administrative Agent, prepay any Group of Loans, in each case in whole at any time, or from time to time in part in Approved Amounts, by paying the principal amount to be prepaid together with interest accrued thereon to the date of prepayment. Each such optional prepayment shall be applied to prepay ratably the Loans of the several Lenders included in such Group of Loans.

(b)
Upon receipt of a notice of prepayment pursuant to this Section, the Administrative Agent shall promptly notify each applicable Lender of the contents thereof and of such Lender’s ratable share (if any) of such prepayment.

Section 2.11. Mandatory Prepayment. If the Guarantor ceases (a) to own directly or indirectly more than 50% of the issued share capital of the Borrower or (b) to control the Borrower:

(i)	the Guarantor shall promptly notify the Administrative Agent upon becoming aware of such event;

(ii)
if the Required Lenders so require, the Administrative Agent shall, by not less than five Business Days’ notice to the Borrower, cancel the Commitments and declare all outstanding Loans, together with accrued interest, and all other amounts accrued under this Agreement immediately due and payable, whereupon the Commitments will be cancelled and all such outstanding amounts will become immediately due and payable.

For the purpose of Section 2.11 “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the Borrower, whether through the ability to exercise voting power, by contract or otherwise.

Section 2.12. General Provisions as to Payments. (a) The Borrower shall make each payment of principal of, and interest on, the Loans and of fees hereunder in the currency specified in Section 2.12(b) not later than 11:00 A.M. (London time) on the date when due to the Administrative Agent at its address specified in or pursuant to Section 10.01 and without reduction by reason of any set-off or counterclaim. The Administrative Agent will promptly distribute to each Lender its share of each such payment received by the Administrative Agent for the account of the Lenders. Whenever any payment shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case the date for payment thereof shall be the next preceding Business Day.

(b)	Each Obligor shall make each payment hereunder in the applicable currency specified below:

(i)	a repayment of a Loan or a part of a Loan shall be made in the currency in which that Loan is denominated;

(ii)
each payment of interest shall be made in the currency in which the Loan or fee in respect of which the interest is payable was denominated, or, in the case of any fee, payable, when such interest accrued; and

(iii)
each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred, provided that if such cost, expense or Tax is incurred in a currency (the “Relevant Currency”) other than the Base Currency, Sterling, Swiss Francs or Dollars, payment in respect thereof shall be in an amount of the Base Currency equal to the sum of (A) the amount of such cost, expense or Tax converted to the Base Currency at the ECB Screen Rate at or about 11:00 A.M. (London time) on the date such payment is made and (B) if any Agent or Lender determines that its obligations in respect of such cost, expense or Tax in the Relevant Currency exceed the amount of the Relevant Currency obtained by such Agent or Lender upon its conversion of the amount of the Base Currency received under clause (A) of this paragraph (iii), such excess converted into the Base Currency at a rate specified by such Agent or Lender on the date such excess is paid.

(c)
Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent that the Borrower shall not have so made such payment, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, calculated by the Administrative Agent to reflect its cost of funds.

(d)
If the Borrower makes any payment of principal with respect to any Loan (whether such payment is pursuant to Article 2, 6 or 8 or otherwise) or any payment of an Unpaid Sum on any day other than the last day of an Interest Period applicable thereto, or if the Borrower fails to borrow, prepay or continue any Loan after notice has been given to any Lender in accordance with Section 2.03(a), Section 2.10(b) or Section 2.14(c), the Borrower shall reimburse each Lender through the Administrative Agent within 30 days after demand for any resulting loss or expense incurred by it (or by an existing or prospective Participant in the related Loan), including (without limitation) any loss incurred in obtaining, liquidating or employing deposits from third parties, but excluding loss of margin for the period after such payment or failure to borrow, prepay or continue; provided that such Lender shall have delivered to the Borrower a certificate containing a computation in reasonable detail of the amount of such loss or expense, which certificate shall be conclusive in the absence of manifest error.

Section 2.13. Computation of Interest and Fees. Interest on any Revolving Credit Loans denominated in Sterling as an Optional Currency shall be computed on the basis of a year of 365 days and paid for the actual number of days elapsed (including the first day but excluding the last day). All other interest and fees shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day).

Section 2.14. Method of Electing Interest Periods. (a) The initial Interest Period for Loans included in each Borrowing shall be as specified by the Borrower in the applicable Notice of Borrowing. Thereafter, the Borrower may from time to time elect the duration of each subsequent Interest Period applicable thereto in accordance with this Section 2.14.

Each such election shall be made by delivering a notice (a “Notice of Interest Period Election”) to the Administrative Agent not later than the Specified Time. A Notice of Interest Period Election may, if it so specifies, apply to only a portion of the aggregate principal amount of the relevant Group of Loans; provided that (i) such portion is allocated ratably among the Loans comprising such Group and (ii) the portion to which such Notice applies, and the remaining portion to which it does not apply, are each at least in Approved Amounts. If no such notice is timely received before the end of an Interest Period for any Group of Loans, the Borrower shall be deemed to have elected that such Group of Loans be continued at the end of such Interest Period with an additional Interest Period of one month.

(b)  Each Notice of Interest Period Election shall specify:

(i)	the Group of Loans (or portion thereof) to which such notice applies; and

(ii)	the duration of the additional Interest Period applicable thereto.

Each Interest Period specified in a Notice of Interest Period Election shall comply with the provisions of the definition of Interest Period.

(c)
Promptly after receiving a Notice of Interest Period Election from the Borrower pursuant to Section 2.14(a), the Administrative Agent shall notify each Lender of the contents thereof and such notice shall not thereafter be revocable by the Borrower.

Section 2.15. Optional Increase in Commitments. (a) At any time prior to the Final Maturity Date, if (i) no Default shall have occurred and be continuing, and (ii) the representations and warranties of the Obligors set forth in Article 4 shall be true in all material respects (any request pursuant to this Section 2.15 being deemed, in the case of clauses (i) and (ii), to be a confirmation by the Borrower to such effect), the Borrower may, upon notice to the Administrative Agent (which shall promptly provide a copy of such notice to the Lenders), propose to increase the aggregate amount of the Revolving Credit Commitments by an amount not greater than €50,000,000 (the amount of any such increase, the “Increased Revolving Credit Commitments”), provided that after giving effect to any increase in the Revolving Credit Commitments pursuant to this Section 2.15, the aggregate Revolving Credit Commitments shall not exceed €200,000,000. Each Revolving Credit Lender party to this Agreement at such time shall have the right (but no obligation), for a period of 30 days following receipt of such notice to elect by notice to the Borrower and the Administrative Agent to increase its Revolving Credit Commitment by a principal amount which bears the same ratio to the Increased Revolving Credit Commitments as its then Revolving Credit Commitment bears to the aggregate Revolving Credit Commitments then existing. Any Lender not responding within 30 days of receipt of such notice shall be deemed to have declined to increase its Revolving Credit Commitment.

(b)
If any Lender party to this Agreement shall not elect to increase its Revolving Credit Commitment pursuant to subsection (a) of this Section, the Borrower may, within 21 days of the Revolving Credit Lenders’ response, designate one or more of the existing Lenders or other financial institutions acceptable to the Administrative Agent and the Borrower (which consent of the Administrative Agent shall not be unreasonably withheld) which at the time agree to (i) in the case of any such Person that is an existing Revolving Credit Lender, increase its Revolving Credit Commitment, (ii) in the case of any such Person that is an existing Term Lender, become a Revolving Credit Lender and (iii) in the case of any other such Person (an “Additional Lender”), become a party to this Agreement. The sum of (x) the increases in the Revolving Credit Commitments of the existing Revolving Credit Lenders pursuant to this subsection (b), (y) the Revolving Credit Commitments of any other existing Lenders that becomes a Revolving Credit Lender pursuant to this subsection (b) and (z) the Revolving Credit Commitments of the Additional Lenders shall not in the aggregate exceed the unsubscribed amount of the Increased Revolving Credit Commitments.

(c)
An increase in the aggregate amount of the Revolving Credit Commitments pursuant to this Section 2.15 shall become effective upon the receipt by the Administrative Agent of (i) an agreement in form and substance satisfactory to the Administrative Agent signed by the Borrower, by each Additional Lender, by each Revolving Credit Lender whose Revolving Credit Commitment is to be increased and each other Lender who is becoming a Revolving Credit Lender, setting forth the new Revolving Credit Commitments of such Lenders and setting forth the agreement of each Additional Lender to become a party to this Agreement and to be bound by all the terms and provisions hereof and (ii) such evidence of appropriate corporate authorization on the part of the Obligors with respect to the Increased Revolving Credit Commitments and such opinions of counsel for the Obligors with respect to the Increased Revolving Credit Commitments as the Administrative Agent may reasonably request.

(d)
Upon any increase in the aggregate amount of the Revolving Credit Commitments pursuant to this Section 2.15, at the end of the then current Interest Period with respect any Revolving Credit Loans then outstanding, the Borrower shall prepay such Group in its entirety and, to the extent the Borrower elects to do so and subject to the conditions specified in Article 3, the Borrower shall reborrow Revolving Credit Loans from the Revolving Credit Lenders in proportion to their respective Revolving Credit Commitments after giving effect to such increase, until such time as all outstanding Revolving Credit Loans are held by the Revolving Credit Lenders in such proportion.

Section 2.16. Currency Equivalents.   (a) The Administrative Agent shall determine the Base Currency Amount of each Revolving Credit Loan as of the first day of each Interest Period applicable thereto and, in the case of any such Interest Period of more than six months, at six-month intervals after the first day thereof, and shall promptly notify the Borrower and the applicable Lenders of each Base Currency Amount so determined by it. Each such determination shall be based on the ECB Screen Rate (x) at 11:00 A.M. (London time) on the date of the related Notice of Borrowing for purposes of the initial such determination for any Loan and (y) at the Specified Time in relation to the relevant Interest Period for purposes of any subsequent determination. If after giving effect to any such determination of a Base Currency Amount, the aggregate outstanding Base Currency Amount of the Revolving Credit Loans exceeds 107.5% of the then aggregate Revolving Credit Commitments, the Borrower shall, within five (5) Business Days of receipt of such notice from the Administrative Agent, prepay outstanding Revolving Credit Loans (as selected by the Borrower and notified to the Lenders through the Administrative Agent not less than three Business Days prior to the date of prepayment) to the extent necessary cause such percentage not to exceed 100.0%.

(b)
The Administrative Agent shall determine the Base Currency Amount of each Term Loan as of the first day of the initial Interest Period applicable thereto and as of each subsequent May 31 and November 30, beginning with May 31, 2005, and shall promptly notify the Borrower and the applicable Lenders of each Base Currency Amount so determined by it. Each such determination shall be based on the ECB Screen Rate at 11:00 A.M. (London time) (x) on the date of the related Notice of Borrowing for purposes of the initial such determination for any Term Loan and (y) on the specified date (or the immediately succeeding Business Day if such date is not a Business Day) for purposes of any subsequent determination. If after giving effect to any such determination of a Base Currency Amount, the aggregate outstanding Base Currency Amount of the Term Loans exceeds 107.5% of the aggregate Base Currency Amount of the Term Loans initially borrowed hereunder (reduced by the aggregate Base Currency Amount of any Term Loans theretofore prepaid), the Borrower shall, on the last day of each then current Interest Period, prepay outstanding Term Loans to the extent necessary to cause such percentage not to exceed 100.0%.

Section 2.17. Conditions Relating to Optional Currencies.

(a)	A currency will constitute an Optional Currency in relation to a Borrowing comprised of Revolving Credit Loans if:

(i)	it is readily available in the amount required and freely convertible into the Base Currency in the Relevant Interbank Market on the Quotation Day and the Borrowing Date for such Borrowing; and

(ii)	it is or has been approved by the Administrative Agent (acting on the instructions of all the Revolving Credit Lenders) prior to the initial Borrowing in such currency.

(b)
If the Administrative Agent has received a written request from the Borrower for a currency to be approved under paragraph (a)(i) above, the Administrative Agent will confirm to the Borrower by 11:00 A.M. (London time) two Business Days prior to the Quotation Day for such Loan (i) whether or not the Lenders have granted their approval and (ii) if such approval has been granted, the Approved Amount for such currency.

(c)  If before 9:30 A.M. (London time) on any Quotation Day:

(i)	a Lender notifies the Administrative Agent that the Optional Currency requested is not readily available to it in the amount required; or

(ii)	a Lender notifies the Administrative Agent that compliance with its obligation to make a Loan in the proposed Optional Currency would contravene a law or regulation applicable to it,

the Administrative Agent will give notice to the Borrower to that effect by 10:30 A.M. (London time) on such Quotation Day. In this event, any Lender that gives notice pursuant to this Section 2.17(c) will be required to make a Loan in the Base Currency (in an amount equal to that Lender’s proportion of the Base Currency Amount of the related Borrowing) and its participation will be treated as a separate Loan of the same Class denominated in the Base Currency during the Interest Period applicable to such Borrowing.

Section 2.18. Control Accounts. (a) The Administrative Agent shall maintain on its books a control account or accounts in which shall be recorded:

(i)	the amount of any Borrowing made and each Lender’s share of such Borrowing;

(ii)	the amount of all principal, interest and other sums due from the Borrower to any of the Lenders and each Lender’s share of each such amount; and

(iii)	the amount of any sum received or recovered by the Administrative Agent and each Lender’s share of such amount.

(b)
For the purposes of article 572 of the Spanish Civil Procedure Law (Ley de Enjuiciamiento Civil), all parties to this Agreement expressly agree that the exact amount due at any time by the Borrower to any Lender will be the amount specified in a certificate issued by the Administrative Agent as representative of any Lender or by any Lender with respect to the amount owed to such Lender and reflecting the balance of the control accounts referred to in paragraph (a) above. The amount so specified will be considered as liquid, due and payable, provided that the relevant certificate has been formalized in a public deed (documento fehaciente) authorized by a Spanish notary public who will certify that the calculation of the balance has been made consistently with the procedure agreed by the parties to this Agreement.

(c)
As a consequence of paragraphs (a) and (b) of this Section 2.18, enforcement against the Borrower may be initiated in Spain if all or any portion of the Loans has been declared immediately due and payable pursuant to this Agreement, by presenting:

(i)
the first authorized copy of the notarized deed formalizing this Agreement issued by a Spanish notary public or an original of this Agreement executed as a notarial deed attested to by a Spanish notary public;

(ii)
the public deed which incorporates the certificate issued by the Administrative Agent or by any Lender referred to in paragraph (b) of this Section 2.18, setting forth the total amount owed by the Borrower and confirming that the computation of such amount has been made consistently with the procedure agreed upon by the parties in this Section 2.18;

(iii)	an excerpt of the credits and debits which appears in the relevant control account referred to in paragraph (a) of this Section 2.18; and

(iv)	a document evidencing that the Borrower and the Guarantor have been served notice of the amount due and payable.

     ARTICLE 3
CONDITIONS

Section 3.01. First Borrowing. The obligation of any Lender to make a Loan on the occasion of the first Borrowing is subject to the satisfaction of the following conditions not later than December 31, 2004:

(a)
receipt by the Administrative Agent of counterparts hereof signed by each of the parties hereto (or, in the case of any party as to which an executed counterpart shall not have been received, receipt by the Administrative Agent in form satisfactory to it of telegraphic, telex, facsimile or other written confirmation from such party of execution of a counterpart hereof by such party);

(b)  [Reserved];

(c)	receipt by the Administrative Agent of an opinion of Cahill Gordon & Reindel llp, special U.S. counsel for the Obligors, covering the matters described in Exhibit B hereto;

(d)	receipt by the Administrative Agent of an opinion of Jiménez de Parga Abogados, special Spanish counsel for the Obligors, covering the matters described in Exhibit C hereto;

(e)	receipt by the Administrative Agent of an opinion of Davis Polk & Wardwell, special U.S. counsel for the Agents, substantially in the form of Exhibit D hereto;

(f)	receipt by the Administrative Agent of an opinion of Uría Menendez, special Spanish counsel for the Agents, covering the matters described in Exhibit E hereto;

(g)
receipt by the Administrative Agent of a certificate signed by (i) the Chairman, the President, any Vice President, the Treasurer (or such Treasurer’s designee) or any Assistant Treasurer of the Guarantor and (ii) an individual empowered by notarial deed to sign on behalf of the Borrower, dated the Closing Date, to the effect set forth in paragraphs (c) and (d) of Section 3.02;

(h)
receipt by the Administrative Agent of (i) a copy of the complete certification (“certificación literal”) of the Borrower from the Mercantile Registry of Madrid and (ii) if such certification is dated more than 21 days prior to the Closing Date, an excerpt (“nota simple informativa”) of the Borrower from the Mercantile Registry of Madrid dated no more than 10 days prior to the Closing Date, containing all of the notations (“inscripciones”) registered between the date of such certification and the date of such excerpt;

(i)	receipt by the Administrative Agent of a copy of the Guarantor’s certificate of incorporation, certified by the Secretary of State of Delaware;

(j)
receipt by the Administrative Agent of a certificate on behalf of the Borrower signed by the Secretary of the Board of Directors of the Borrower with the approval of the Chairman of the Board of Directors satisfactory to the Administrative Agent certifying

(i)
that no resolutions or steps have been taken that may amend, replace or otherwise modify the contents of the certificación literal issued by the Mercantile Registry and referred to in clause (h) above,

(ii)	that no proceeding for the dissolution or liquidation of the Borrower exists,

(iii)	that the copy of the By-laws of the Borrower attached to the certificate is true, correct and complete,

(iv)	that the copies of the resolutions of the Borrower’s Board of Directors attached to the certificate are true and correct and in full force and effect,

(v)	that the Borrowings will not breach any restriction in the by-laws or any similar constitutive document of the Borrower or any contractual obligations binding on the Borrower,

(vi)	that the Borrower has received the Número de Operación Financiera (“NOF”) from the Bank of Spain, and a copy of the P-1A form with the seal of the Bank of Spain and

(vii)	as to the authority of the individual who signed this Agreement on behalf of the Borrower;

(k)
receipt by the Administrative Agent of a certificate on behalf of the Guarantor signed by the Secretary or an Assistant Secretary of the Guarantor or such other authorized officer of the Guarantor satisfactory to the Administrative Agent certifying

(i)	that the Guarantor’s certificate of incorporation has not been amended since the date of the certificate referred to in clause (i) above,

(ii)	that no proceeding for the dissolution or liquidation of the Guarantor exists,

(iii)	that the copy of the by-laws of the Guarantor attached to the certificate is true, correct and complete,

(iv)	that the copies of the resolutions of the Guarantor’s Board of Directors attached to the certificate are true and correct and in full force and effect, and

(v)	as to the incumbency of each officer of the Guarantor who signed this Agreement on behalf of any Obligor;

(l)  receipt by the Administrative Agent of

(i)
evidence satisfactory to it that immediately after, but otherwise substantially simultaneously with the making of the initial Term Loan, the Acquisition shall be consummated on terms provided to the Administrative Agent prior to the Closing Date and in compliance with applicable laws; and

(ii)
an executed copy of the Acquisition Agreement (without any exhibits, schedules or other attachments thereto), certified as of the Closing Date as a true, complete and correct copy thereof by the Secretary or an Assistant Secretary of the Guarantor or such other authorized officer of the Guarantor satisfactory to the Administrative Agent;

(m)	receipt by the Administrative Agent of evidence satisfactory to it of approval of (i) the Acquisition by the German Federal Cartel Office and (ii) the Acquisition Agreement by the European Commission;

(n)
receipt by the Lenders of (i) a balance sheet of the Borrower and its Consolidated Subsidiaries as of December 31, 2003, together with the related statements of income and cash flows for the fiscal year then ended, and (ii) a projected balance sheet of the Borrower and its Consolidated Subsidiaries as of December 31, 2004, prepared as if the Acquisition was consummated on such date;

(o)	receipt by the Administrative Agent of evidence satisfactory to it of the appointment by the Borrower of the Process Agent pursuant to Section 10.07(b);

(p)
the fact that all fees payable on or before the Closing Date by the Borrower for the account of the Lenders and their affiliates in connection with this Agreement have been paid in full on or before such date in the amounts previously agreed upon in writing; and

(q)
receipt by the Administrative Agent of all other documents that the Agents may reasonably request relating to the existence of each Obligor, the corporate authority for and the validity of this Agreement and any other matters relevant hereto, all in form and substance reasonably satisfactory to the Administrative Agent.

Section 3.02. All Borrowings. The obligation of any Lender to make a Loan on the occasion of any Borrowing (including the first Borrowing) is subject to the satisfaction of the following conditions:

(a)	receipt by the Administrative Agent of a Notice of Borrowing as required by Section 2.02;

(b)	immediately after such Borrowing, the Base Currency Amount of the applicable Class of Loans will not exceed the aggregate amount of the applicable Class of Commitments;

(c)	immediately after such Borrowing, no Default shall have occurred and be continuing;

(d)
the fact that the representations and warranties of each Obligor contained in this Agreement (except, in the case of any Borrowing subsequent to the first Borrowing, the representations and warranties set forth in Sections 4.04(c), 4.05 and 4.07) shall be true in all material respects on and as of the date of such Borrowing.

Each Borrowing hereunder shall be deemed to be a representation and warranty by the Borrower on the date of such Borrowing as to the facts specified in paragraphs (b), (c) and (d) of this Section, and each Notice of Borrowing shall be deemed to be a confirmation by the Borrower to such effect.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES

Each of the Guarantor and the Borrower represents and warrants that:

Section 4.01. Corporate Existence and Power.  (a) The Borrower is a sociedad de responsabilidad limitada duly organized, validly existing and in good standing under the laws of Spain, and has all powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

(b)
The Guarantor is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

Section 4.02. Corporate and Governmental Authorization; No Contravention. The execution, delivery and performance by each Obligor of this Agreement are within such Obligor’s corporate powers, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any governmental body, agency or official (other than routine informational filings) and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the certificate of incorporation or by-laws of such Obligor or of any material agreement, judgment, injunction, order, decree or other instrument binding upon such Obligor or, in the case of the Guarantor, any of its Restricted Subsidiaries or result in or permit the termination or modification of any agreement, judgment, injunction, order, decree or other instrument binding upon such Obligor or, in the case of the Guarantor, any of its Restricted Subsidiaries or result in the creation or imposition of any Lien on any asset of such Obligor or, in the case of the Guarantor, any of its Restricted Subsidiaries.

Section 4.03. Binding Effect. This Agreement constitutes a valid and binding agreement of each Obligor.

Section 4.04. Financial Information.

(a)
The consolidated balance sheet of the Guarantor and its Consolidated Subsidiaries as of December 31, 2003 and the related statements of income and cash flows for the fiscal year then ended, reported on by PricewaterhouseCoopers LLP, copies of which have been delivered to each of the Lenders, fairly present, in conformity with generally accepted accounting principles, the consolidated financial position of the Guarantor and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such fiscal year.

(b)
The unaudited consolidated balance sheet of the Guarantor and its Consolidated Subsidiaries as of June 30, 2004 and the related unaudited consolidated statements of income and cash flows for the three months then ended, copies of which have been delivered to each of the Lenders, fairly present, in conformity with generally accepted accounting principles applied on a basis consistent with the consolidated financial statements referred to in subsection (a) of this Section (except as stated therein), the consolidated financial position of the Guarantor and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such three month period (subject to normal year-end adjustments).

(c)
Since June 30, 2004 there has been no change in the business, financial position or results of operations of the Guarantor and its Consolidated Subsidiaries, which could materially and adversely affect the ability of either Obligor to perform its obligations under this Agreement or which in any manner draws into question the validity or enforceability of this Agreement.

(d)
The unaudited balance sheet of the Borrower and its Consolidated Subsidiaries as of December 31, 2003, together with the related statements of income and cash flows for the fiscal year then ended, copies of which have been delivered to each of the Lenders pursuant to Section 3.01(n)(i), fairly present the financial position of the Borrower and its Consolidated Subsidiaries as of December 31, 2003, and their results of operations and cash flows for the fiscal year then ended.

(e)
The projected balance sheet of the Borrower and its Consolidated Subsidiaries as of December 31, 2004, prepared as if the Acquisition was consummated on such date, copies of which have been delivered to each of the Lenders pursuant to Section 3.01(n)(ii), was prepared in good faith based on assumptions that the Borrower believed were reasonable at the time it was prepared.

Section 4.05. Litigation. There is no action, suit or proceeding pending against, or to the knowledge of the Borrower or the Guarantor threatened against or affecting, the Borrower, the Guarantor or any of its Restricted Subsidiaries before any court or arbitrator or any governmental body, agency or official in which there is a reasonable possibility of an adverse decision which could materially and adversely affect the ability of either Obligor to perform its obligations under this Agreement or which in any manner draws into question the validity of this Agreement.

Section 4.06. Compliance with ERISA. After it has become a member of the ERISA Group, each member of the ERISA Group has fulfilled its obligations under the minimum funding standards of ERISA and the Internal Revenue Code with respect to each Plan and is in compliance in all material respects with the currently applicable provisions of ERISA and the Internal Revenue Code with respect to each Plan. After it has become a member of the ERISA Group, no member of the ERISA Group has:

(i)	sought a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code in respect of any Plan,

(ii)
failed to make any contribution or payment to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement, or made any amendment to any Plan or Benefit Arrangement, which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Internal Revenue Code, or

(iii)
incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA and aggregate withdrawal liabilities not in excess of $5,000,000 at any one time outstanding.

Section 4.07. Environmental Matters. In the ordinary course of its business, the Guarantor conducts reviews of the effect of Environmental Laws on the business, operations and properties of the Guarantor, its Restricted Subsidiaries and the Borrower, in the course of which it identifies and evaluates associated liabilities and costs. On the basis of this review, the Guarantor has reasonably concluded that Environmental Laws are unlikely to have an effect on the business, financial condition or results of operations of the Guarantor and its Consolidated Subsidiaries taken as a whole during the term of this Agreement, which could materially and adversely affect the ability of either Obligor to perform its obligations under this Agreement.

Section 4.08. Subsidiaries. Each corporate Restricted Subsidiary of the Guarantor is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

Section 4.09. Not an Investment Company. Neither Obligor is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 4.10. Disclosure. None of the material furnished to the Agents and the Lenders by or on behalf of any Obligor in connection herewith contains, or contained at the time so furnished, any untrue statement of a material fact or omits, or omitted at the time so furnished, to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

Section 4.11. Acquisition. No governmental consents or approvals are required for the consummation of the Acquisition, other than the approvals described in Section 3.01(m).

     ARTICLE 5
COVENANTS

Each of the Guarantor and (as to Section 5.04 and 5.07) the Borrower agrees that, so long as any Lender has any Commitment hereunder or any amount of principal or interest payable hereunder remains unpaid:

Section 5.01. Information. The Guarantor will deliver to the Administrative Agent (and, in the case of a certificate delivered pursuant to clause (f) below, to each Lender):

(a)
as promptly as practicable and in any event within 113 days after the end of each fiscal year of the Guarantor, a consolidated balance sheet of the Guarantor and its Consolidated Subsidiaries as of the end of such fiscal year and the related consolidated statements of income and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on in accordance with generally accepted accounting principles by PricewaterhouseCoopers LLP or other independent public accountants of nationally recognized standing;

(b)
as promptly as practicable and in any event within 53 days after the end of each of the first three quarters of each fiscal year of the Guarantor, a consolidated balance sheet of the Guarantor and its Consolidated Subsidiaries as of the end of such quarter and comparative financial information as of the end of the previous fiscal year, the related consolidated statement of income for such quarter and the related consolidated statements of income and cash flows for the portion of the Guarantor’s fiscal year ended at the end of such quarter, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of the Guarantor’s previous fiscal year, all certified (subject to normal year-end adjustments) as to fairness of presentation, generally accepted accounting principles and consistency by the principal financial officer or the principal accounting officer of the Guarantor or a person designated in writing by either of the foregoing persons. If such financial statements are filed with the SEC, then they shall be reported on in conformity with the financial reporting requirements of the SEC;

(c)
simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) above, a certificate of the principal financial officer, principal accounting officer, treasurer or comptroller of the Guarantor, or a person designated in writing by either of the foregoing persons

(i)	setting forth in reasonable detail the calculations required to establish whether the Guarantor was in compliance with any applicable requirements of Sections 5.05 and 5.06;

(ii)	stating whether the Guarantor was in compliance with the requirements of Sections 5.02 and 5.03; and

(iii)
stating whether any Default exists on the date of such certificate and, if any Default then exists, setting forth the details thereof and the action which the Guarantor is taking or proposes to take with respect thereto;

(d)
simultaneously with the delivery of each set of financial statements referred to in clause (a) above, a statement of the firm of independent public accountants which reported on such statements whether anything has come to their attention to cause them to believe that the Guarantor was not in compliance with Sections 5.05 and 5.06, insofar as they relate to accounting matters, on the date of such statements;

(e)
as promptly as practicable and in any event within 113 days after the end of each fiscal year of the Borrower, a balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such fiscal year and the related statements of income and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all certified by the principal financial officer or the principal accounting officer of the Borrower as to fairness of presentation and consistency with the form of the information delivered pursuant to Section 3.01(n);

(f)
within five days after any officer of either Obligor obtains knowledge of any Default, if such Default is then continuing, a certificate of the principal financial officer or the principal accounting officer of such Obligor setting forth the details thereof and the action which such Obligor is taking or proposes to take with respect thereto;

(g)	promptly upon the mailing thereof to the public shareholders of the Guarantor generally, copies of all financial statements, reports and proxy statements so mailed;

(h)
promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and reports on Forms 10-K, 10-Q and 8-K (or their equivalents) which the Guarantor shall have filed with the SEC;

(i)	if and when any member of the ERISA Group (after it has become a member of the ERISA Group):

(i)
gives or is required to give notice to the PBGC of any “reportable event” (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC;

(ii)
receives notice of complete or partial withdrawal liability in excess of €5,000,000, under Title IV of ERISA or notice that any Multiemployer Plan is in reorganization, is insolvent or has been terminated, a copy of such notice;

(iii)
receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer, any Plan, a copy of such notice;

(iv)	applies for a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code, a copy of such application;

(v)	gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC;

(vi)	gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, a copy of such notice; or

(vii)
fails to make any payment or contribution to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement or makes any amendment to any Plan or Benefit Arrangement which has resulted or could result in the imposition of a Lien or the posting of a bond or other security, a certificate of the principal financial officer, principal accounting officer, treasurer or comptroller of the Guarantor setting forth details as to such occurrence and action, if any, which the Guarantor or applicable member of the ERISA Group is required or proposes to take;

(j)	promptly after the Guarantor is notified by any rating agency referred to in Schedule II of any actual change in any rating referred to in Schedule II, written notice of such change; and

(k)
from time to time such additional information regarding the financial position or business of the Guarantor and its Subsidiaries, including the Borrower, as the Administrative Agent, at the request of any Lender, may reasonably request.

The Administrative Agent will deliver a copy of each document it receives pursuant to this Section 5.01 to each Lender within four Business Days after receipt thereof.

Information required to be delivered pursuant to Sections 5.01(a), 5.01(b), 5.01(g) or 5.01(h) above shall be deemed to have been delivered on the date on which the Guarantor provides notice to the Lenders that such information has been posted on the Guarantor’s website on the Internet at www.praxair.com, at sec.gov/edaux/searches.htm or at another website identified in such notice and accessible by the Lenders without charge; provided that such notice may be included in a certificate delivered pursuant to Section 5.01(c).

Section 5.02. Maintenance of Property; Insurance. (a) The Guarantor will keep, and will cause each of its Subsidiaries to keep, all property useful and necessary in its respective business in good working order and condition, ordinary wear and tear excepted.

(b)
The Guarantor will maintain, and will cause each of its Subsidiaries to maintain, insurance policies on its assets at coverage levels that are at least as high as the coverage levels that are usually insured against in the same general area by companies of established repute engaged in the same or a similar business as the Guarantor or such Subsidiary, as the case may be; and, upon request of the Administrative Agent, will promptly furnish to the Administrative Agent for distribution to the Lenders information presented in reasonable detail as to the insurance so carried.

Section 5.03. Negative Pledge. The Guarantor will not, and will not permit any of its Restricted Subsidiaries to, create, assume or suffer to exist any Lien securing Debt on any asset now owned or hereafter acquired by it, except:

(a)	Liens existing on the date of this Agreement securing Debt outstanding on the date of this Agreement in an aggregate principal amount not exceeding $125,000,000;

(b)	any Lien existing on any asset of any corporation at the time such corporation becomes a Restricted Subsidiary and not created in contemplation of such event;

(c)
any Lien on any asset securing Debt incurred or assumed for the purpose of financing all or any part of the cost of acquiring such asset, provided that such Lien attaches to such asset concurrently with or within 90 days after the acquisition thereof;

(d)
any Lien on any improvements constructed on any property of the Guarantor or any such Restricted Subsidiary and any theretofore unimproved real property on which such improvements are located securing Debt incurred for the purpose of financing all or any part of the cost of constructing such improvements, provided that such Lien attaches to such improvements within 90 days after the later of (1) completion of construction of such improvements and (2) commencement of full operation of such improvements;

(e)	any Lien existing on any asset prior to the acquisition thereof by the Guarantor or a Restricted Subsidiary and not created in contemplation of such acquisition;

(f)
Liens on property of the Guarantor or a Restricted Subsidiary in favor of the United States of America or any State thereof, or any department, agency or instrumentality or political subdivision of the United States of America or any State thereof, or any other government or department, agency, instrumentality or political subdivision thereof, to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any Debt incurred for the purpose of financing all or any part of the purchase price or the cost of construction of the property subject to such Liens;

(g)
any Lien arising out of the refinancing, extension, renewal or refunding of any Debt secured by any Lien permitted by any of the foregoing clauses of this Section, provided that such Debt is not increased and is not secured by any additional assets; and

(h)	Liens not otherwise permitted by the foregoing clauses of this Section securing Debt in an aggregate principal amount at any time outstanding not to exceed $400,000,000.

Section 5.04. Consolidations, Mergers and Sales of Assets. Neither Obligor will merge or consolidate with or into any other Person or sell, lease, transfer or otherwise dispose of all or substantially all of its assets, property or business in any single transaction or series of related transactions, unless

(i)
for the Guarantor, in the case of any such merger or consolidation, it shall be the continuing corporation, or, in the case of any such sale, lease, transfer or other disposition, the transferee or transferees shall be one or more Wholly-Owned Consolidated Subsidiaries of the Guarantor organized and existing under the laws of the United States of America or any State thereof which shall expressly assume the due and punctual performance and observance of all of the covenants and agreements of the Guarantor contained in this Agreement,

(ii)
for the Borrower, in the case of any such merger or consolidation, the continuing corporation, or, in the case of any such sale, lease, transfer or other disposition, the transferee or transferees shall be one or more Wholly-Owned Consolidated Subsidiaries of the Guarantor organized and existing under the laws of Spain, which shall expressly assume, in the case of any such Wholly-Owned Consolidated Subsidiary other than the Borrower, the due and punctual performance and observance of all of the covenants and agreements of the Borrower contained in this Agreement, and

(iii)	immediately after giving effect to such merger or consolidation, or such sale, lease, transfer or other disposition, no Default shall have occurred and be continuing.

Section 5.05. Minimum Consolidated Book Net Worth. Consolidated Book Net Worth will not at any time be less than the sum of

(a)  $1,700,000,000,

(b)
50% of Consolidated Net Income (calculated before giving effect to any charges referred to in the definition of Consolidated Book Net Worth) for each fiscal quarter beginning after March 31, 2000 for which such Consolidated Net Income (as so calculated) is positive, and

(c)
50% of the proceeds from the sale on or subsequent to March 31, 2000 of capital stock of the Guarantor or any of its Subsidiaries; provided that the proceeds from capital stock issued pursuant to any employee benefit plan, stock option plan or dividend reinvestment plan shall not be included in any determination under this Section 5.05.

Section 5.06. Leverage Ratio. The Leverage Ratio will not exceed at any time 1.9:1.

Section 5.07. Use of Proceeds.  (a) The proceeds of the Term Loans made under this Agreement will be used by the Borrower to finance the Acquisition, including the fees and expenses incurred in connection therewith.

(b)
The proceeds of the Revolving Loans made under this Agreement will be used by the Borrower for general corporate purposes, including to finance part of the Acquisition. None of such proceeds will be used, directly or indirectly, in violation of any applicable law or regulation, and no use of such proceeds for general corporate purposes will include any use thereof, whether immediate, incidental or ultimate, of buying or carrying any Margin Stock.

     ARTICLE 6
DEFAULTS

Section 6.01. Events of Default. If one or more of the following events (each, an “Event of Default”) shall have occurred and be continuing:

(a)	any payment of any principal of any Loan shall not be made when due;

(b)	any payment of any interest on any Loan, any fees or any other amount payable hereunder shall not be made within five Business Days of the due date thereof;

(c)	the Borrower or the Guarantor shall fail to observe or perform any covenant contained in Sections 5.03 through 5.07, inclusive;

(d)
the Borrower or the Guarantor shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those covered by clause (a), (b) or (c) above) for 20 days after written notice thereof has been given to the Guarantor;

(e)
any representation, warranty, certification or statement made (or deemed made) by the Borrower or the Guarantor in this Agreement or in any certificate, financial statement or other document delivered pursuant to this Agreement shall prove to have been incorrect in any materially adverse respect when made (or deemed made);

(f)
the Guarantor or any Subsidiary of the Guarantor shall fail to make any payment in respect of any Debt having an aggregate principal amount outstanding at such time equal to or exceeding $100,000,000 (other than the Loans) when due or within any applicable grace period;

(g)
any event or condition shall occur which results in the acceleration of the maturity of any Debt having an aggregate principal amount outstanding at such time equal to or exceeding $100,000,000 of the Guarantor or any Subsidiary of the Guarantor or enables (or, with the giving of notice or lapse of time or both, would enable) the holder of such Debt or any Person acting on such holder’s behalf to accelerate the maturity thereof or terminate its commitment in respect thereof;

(h)	the Borrower, the Guarantor or any Subsidiary of the Guarantor shall:

(i)
commence a voluntary case or other proceeding seeking (1) liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or (2) the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property;

(ii)	consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it;

(iii)	make a general assignment for the benefit of creditors;

(iv)	except for trade payables, fail generally to pay its debts as they become due; or

              (v) take any corporate action to authorize any of the foregoing;

provided that no event with respect to any Subsidiary of the Guarantor (other than the Borrower) otherwise constituting an Event of Default under this clause (h) shall be an Event of Default if the total assets of all entities with respect to which events have occurred and are continuing (calculated in each case at the time such event occurred) which would otherwise have constituted Events of Default under this clause (h) or clause (i) below do not exceed $150,000,000 on a cumulative basis;

(i)
(i) an involuntary case or other proceeding shall be commenced against the Borrower, the Guarantor or any Subsidiary of the Guarantor seeking (1) liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or (2) the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or

(ii)	an order for relief shall be entered against the Borrower, the Guarantor or any Subsidiary of the Guarantor under the federal bankruptcy laws as now or hereafter in effect;

provided that no event with respect to any Subsidiary of the Guarantor (other than the Borrower) otherwise constituting an Event of Default under this clause (i) shall be an Event of Default if the total assets of all entities with respect to which events have occurred and are continuing (calculated in each case at the time such event occurred) which would otherwise have constituted Events of Default under this clause (i) or clause (h) above do not exceed $150,000,000 on a cumulative basis;

(j)	(i) any member of the ERISA Group shall fail to pay when due an amount or amounts aggregating in excess of $25,000,000 which it shall have become liable to pay under Title IV of ERISA;

(ii)	notice of intent to terminate a Material Plan shall be filed under Title IV of ERISA by any member of the ERISA Group, any plan administrator or any combination of the foregoing;

(iii)
the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer, any Material Plan;

(iv)	a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated; or

(v)
there shall occur a complete or partial withdrawal from, or a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans which could cause one or more members of the ERISA Group to incur a current payment obligation in excess of $25,000,000;

(k)
a judgment or order for the payment of money in excess of $50,000,000 shall be rendered against the Guarantor or any Subsidiary and shall remain unsatisfied for a period of ten consecutive days during which ten-day period execution shall not be effectively stayed; or

(l)
any person or group of persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, as amended) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the SEC under said Act) of 30% or more of the outstanding shares of common stock of the Guarantor; or Continuing Directors shall cease to constitute a majority of the board of directors of the Guarantor;

then, and in every such event, the Administrative Agent shall:

(i)	if requested by Lenders having more than 50% in aggregate amount of the Commitments, by notice to the Borrower, terminate the Commitments and they shall thereupon terminate, and

(ii)
if requested by Lenders holding more than 50% in aggregate Base Currency Amount of the Loans, by notice to the Borrower, declare the Loans (together with accrued interest thereon) to be, and the Loans (together with accrued interest thereon) shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower;

provided that in the case of any of the Events of Default specified in clause (h) or (i) above with respect to the Borrower or the Guarantor, without any notice to the Borrower or any other act by the Administrative Agent or the Lenders, the Commitments shall thereupon automatically terminate and the Loans (together with accrued interest thereon) shall automatically become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

Section 6.02. Notice of Default. The Administrative Agent shall give notice under Section 6.01(d) promptly upon being requested to do so by any Lender and shall thereupon notify all the Lenders thereof.

ARTICLE 7
AGENTS

Section 7.01. Appointment and Authorization. Each Lender irrevocably appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof or thereof, together with all such powers as are reasonably incidental thereto.

Section 7.02. Agents and Affiliates. ABN AMRO Bank N.V. shall have the same rights and powers under this Agreement as any other Lender and may exercise or refrain from exercising the same as though it were not the Administrative Agent, and ABN AMRO Bank N.V. and its affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Guarantor or any Subsidiary or affiliate of the Guarantor as if it were not the Administrative Agent hereunder.

Section 7.03. Action by Administrative Agent. The obligations of the Administrative Agent hereunder are only those expressly set forth herein. Without limiting the generality of the foregoing, the Administrative Agent shall not be required to take any action with respect to any Default, except as expressly provided in Article 6.

Section 7.04. Consultation with Experts. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower or the Guarantor), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

Section 7.05. Liability of Administrative Agent. Neither the Administrative Agent nor any of its directors, officers, agents, or employees shall be liable for any action taken or not taken by it in connection herewith (i) with the consent or at the request of the Required Lenders (or such different number of Lenders as any provision hereof expressly requires for such consent or request) or (ii) in the absence of its own gross negligence or willful misconduct. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with this Agreement or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of the Borrower or the Guarantor; (iii) the satisfaction of any condition specified in Article 3, except receipt of items required to be delivered to the Administrative Agent; or (iv) the validity, effectiveness or genuineness of this Agreement or any other instrument or writing furnished in connection herewith. The Administrative Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement, or other writing (which may be a bank wire, telex or similar writing) believed by it to be genuine or to be signed by the proper party or parties. Nothing in this Agreement shall oblige the Administrative Agent to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Administrative Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Administrative Agent. Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom and is intended to create or reflect only an administrative relationship between independent contracting parties.

Section 7.06. Indemnification. Each Lender shall, ratably in accordance with its Commitment, indemnify the Administrative Agent (to the extent not reimbursed by the Borrower or the Guarantor) against any cost, expense (including counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such indemnitees’ gross negligence or willful misconduct) that such indemnitees may suffer or incur in connection with this Agreement or any action taken or omitted by such indemnitees hereunder.

Section 7.07. Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under this Agreement.

Section 7.08. Successor Administrative Agent. (a) The Administrative Agent may resign at any time by giving 30 days’ prior written notice thereof to the Lenders, the Borrower and the Guarantor. Upon any such resignation, the Required Lenders shall have the right to appoint a successor to such Administrative Agent which shall be a Lender, subject to the Borrower’s approval (which shall not be unreasonably withheld). If no successor Administrative Agent shall have been so appointed by the Required Lenders and approved by the Borrower, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent gives notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a Lender, subject to the Borrower’s approval (which shall not be unreasonably withheld). Upon the acceptance of its appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After any retiring Administrative Agent’s resignation hereunder as an Administrative Agent, the provisions of this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent.

(b)
If at any time the Administrative Agent shall have assigned its rights and obligations in respect of all of its Commitment hereunder, the Administrative Agent shall resign as the Administrative Agent in accordance with the procedures set forth in subsection (a) of this Section 7.08.

Section 7.09. Other Agents. The Agents, other than the Administrative Agent, shall not have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all of the Lenders as such. Without limiting the foregoing, none of the Agents shall have any fiduciary relationship with any Lender.

ARTICLE 8
CHANGE IN CIRCUMSTANCES

Section 8.01. Market Disruption. (a) If a Market Disruption Event occurs in relation to a Group of Loans for any Interest Period, then the rate of interest on each Lender’s Loan included in that Group for the Interest Period shall be the rate per annum which is the sum of:

(i)  the Applicable Margin;

(ii)
the rate notified to the Administrative Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding that Loan from whatever source it may reasonably select; and

(iii)  the Mandatory Cost, if any, applicable to that Loan.

In this Agreement “Market Disruption Event” means:

(i)
at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to the Administrative Agent to determine LIBOR or, if applicable, EURIBOR for the relevant currency and Interest Period; or

(ii)
before close of business in London on the Quotation Day for the relevant Interest Period, the Administrative Agent receives notifications from Lenders (whose Loans exceed 50% of the related Borrowing) that the cost to them of obtaining matching deposits in the Relevant Interbank Market would be in excess of LIBOR or, if applicable, EURIBOR.

(b)
If a Market Disruption Event occurs, the Administrative Agent shall notify the Borrower prior to the first day of the relevant Interest Period or, in the case of any Loan denominated in Sterling, promptly. If the Administrative Agent or the Borrower so requires, the Administrative Agent and the Borrower shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest. Any alternative basis agreed pursuant to this clause (b) shall, with the prior consent of all the Lenders and the Borrower, be binding on all parties to this Agreement.

Section 8.02. Increased Cost. (a) Subject to Section 8.02(c), the Borrower shall, within three Business Days of a demand by the Administrative Agent, pay for the account of a Lender the amount of any Increased Costs incurred by that Lender as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation applicable or (ii) compliance with any law or regulation applicable to such Lender made, in each case with respect to clauses (i) and (ii) above, after the date of this Agreement (or, in the case of any Lender that becomes a party to this Agreement after the date hereof, by assignment or otherwise, after the date of such Lender’s becoming party hereto).

In this Agreement “Increased Costs” means:

(i)	a reduction in the rate of return on such Lender’s (or its parent holding company’s) overall capital;

(ii)	an additional or increased cost to such Lender; or

(iii)	a reduction of any amount due and payable to such Lender under this Agreement,

which in the case of clauses (i), (ii) or (iii) of this definition is incurred or suffered by a Lender to the extent that it is attributable to such Lender having entered into a Commitment or funding or performing its obligations hereunder.

(b)
A Lender intending to make a claim pursuant to this Section shall notify the Borrower and the Administrative Agent of the event giving rise to the claim. Each such Lender shall, as soon as practicable after a demand by the Administrative Agent, provide a certificate confirming the amount of its Increased Costs incurred by it. Notwithstanding subsection (a) of this Section 8.02, the Borrower shall only be obligated to compensate any Lender for any amount arising or accruing during (i) any time or period commencing not more than 90 days prior to the date on which such Lender notifies the Administrative Agent and the Borrower that it proposes to demand such compensation and identifies to the Administrative Agent and the Borrower the statute, regulation or other basis upon which the claimed compensation is or will be based and (ii) any time or period during which, because of the retroactive application of such statute, regulation or other such basis, such Lender did not know that such amount would arise or accrue.

(c)  Section 8.02(a) does not apply to the extent any Increased Cost is:

(i)	attributable to any taxes, whether or not such taxes are excluded from the definition of “Taxes” for the purpose of Section 8.04;

(ii)	compensated for by the payment of the Mandatory Cost; or

(iii)	attributable to the willful breach by the relevant Lender or its affiliates of any law or regulation.

Section 8.03. Illegality. If it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain any Loan:

(a)	that Lender shall promptly notify the Administrative Agent upon becoming aware of that event;

(b)
unless a substitute lender or lenders has been designated by the Borrower pursuant to Section 8.06 by the last day (the “Final Permitted Date”) of any applicable grace period permitted by law, the Commitment of that Lender will be cancelled on the Final Permitted Date; and

(c)
unless a substitute lender or lenders has been designated by the Borrower pursuant to Section 8.06 as of the Final Permitted Date, the Borrower shall repay each Lender’s Loan made by such Lender, which repayment shall be made on the last day of the Interest Period for each such Loan occurring after the Administrative Agent has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Administrative Agent (being no earlier than the Final Permitted Date).

Section 8.04. Taxes.  (a)For the purposes of this Section, the following terms have the following meanings:

“Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, including any surcharges, penalties, or interest imposed by any governmental authority, with respect to any payment by any Obligor pursuant to this Agreement, excluding in the case of the Administrative Agent and each Lender, (a) taxes, duties, levies, imposts, deductions, charges or withholdings imposed on or measured by net income, profits (including taxes in the nature of branch profit taxes) or overall gross receipts and franchise or similar taxes imposed by a jurisdiction under the laws of which such Lender or the Administrative Agent (as the case may be) is organized or resident or in which its principal executive office is located or in which its Applicable Lending Office is located or with which the Administrative Agent or such Lender has any other connection (other than a connection that is deemed to arise solely by reason of both (A) the transactions contemplated by this Agreement and (B) an Obligor being organized in, maintaining an office in, conducting business in, or having a connection with, such jurisdiction) and (b) any tax, duty, levy, impost, deduction, charge or withholding, that is imposed on amounts payable to the Administrative Agent or a Lender under a law that is in effect at the time the Administrative Agent or such Lender becomes a party to this Agreement, except to the extent that such Person’s predecessor or assignor was entitled, immediately prior to the change of the Administrative Agent or the assignment, to receive additional amounts from an Obligor with respect to such tax pursuant to this Section.

“Other Taxes” means any present or future stamp or documentary taxes and any other excise or property taxes, or similar charges or levies, including any surcharges, penalties or interest, which arise from any payment made pursuant to this Agreement or from the execution, delivery, registration or enforcement of this Agreement.

(b)
All payments by any Obligor to or for the account of any Lender or the Administrative Agent hereunder shall be made without deduction for any Taxes or Other Taxes; provided that, if any Obligor shall be required by law to deduct any Taxes or Other Taxes from any such payment, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) such Lender or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Obligor shall make such deductions, (iii) such Obligor shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law and (iv) such Obligor shall furnish to the Administrative Agent, at its address specified in or pursuant to Section 10.01, the original or a certified copy of a receipt evidencing payment thereof.

(c)
The Obligors agree to indemnify each Lender and the Administrative Agent for the full amount of Taxes and Other Taxes (including, without limitation, any Taxes or Other Taxes imposed or asserted (whether or not correctly) by any jurisdiction on amounts payable under this Section) paid by such Lender or the Administrative Agent (as the case may be) and any penalties, charges, surcharges and interest arising therefrom or with respect thereto, provided, however, that no Obligor shall be required to indemnify any Lender or the Administrative Agent under this Section 8.04 for any liability arising as a result of such Lender’s or Administrative Agent’s willful misconduct or gross negligence. This indemnification shall be paid within 30 days after such Lender or the Administrative Agent (as the case may be) makes demand therefor.

(d)
If any Obligor is required to pay additional amounts or indemnification payments to or for the account of any Lender pursuant to this Section, then such Lender will, at such Obligor’s request, change the jurisdiction of its Applicable Lending Office, or take any other action reasonably requested by such Obligor, if in the judgment of such Lender, such change or action (i) will eliminate or reduce any such additional payment which may thereafter accrue and (ii) is not otherwise deemed by such Lender to be materially disadvantageous to it. Upon the reasonable request of any Obligor, and at such Obligor’s expense, each Lender shall use reasonable efforts to cooperate with such Obligor with a view to obtaining a refund of any Taxes which were not correctly or legally imposed and for which such Obligor has indemnified such Lender under this Section 8.04 if such cooperation would not, in the good faith judgment of such Lender, be materially disadvantageous to such Lender; provided that nothing in this Section 8.04(d) shall be construed to require any Lender to institute any administrative proceeding (other than the filing of a claim for any such refund) or judicial proceeding to obtain any such refund if such proceeding would, in the judgment of such Lender, be disadvantageous or materially adverse to such Lender.

(e)
If a Lender determines, in its reasonable discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by an Obligor or with respect to which an Obligor has paid additional amounts pursuant to this Section, it shall pay over such refund to such Obligor (but only to the extent of indemnity payments made, or additional amounts paid, by such Obligor under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Lender and without interest (other than any interest paid by the relevant governmental authority with respect to such refund); provided that such Obligor, upon the request of the Lender, agrees to repay the amount paid over to such Obligor (plus any penalties, surcharges or interest imposed by the relevant governmental authority) to the Lender in the event the Lender is required to repay such refund to such governmental authority.

(f)
Each Lender, before it signs and delivers this Agreement in the case of each Lender listed on the signature pages hereof and before it becomes a Lender in the case of each other Lender, and from time to time thereafter if requested in writing by any Obligor (but only so long as such Lender remains lawfully able to do so), shall provide the relevant Obligor and the Administrative Agent any form or certificate required under law in order that any payment by any Obligor under this Agreement to such Lender may be made without deduction or withholding for or on account of any Taxes (or to allow any such deduction or withholding to be at a reduced rate), provided that such Lender is legally entitled to complete, execute and deliver such form or certificate and, except in the case of any Taxes imposed by Spain as of the date hereof, (i) such completion, execution and submission is not materially disadvantageous to such Lender and (ii) the relevant Obligor has requested that such Lender deliver such form or certificate with respect to such jurisdiction. To the extent it can lawfully do so at such time, each such Lender shall deliver appropriate revisions to or replacements of the above referenced forms or certificates to the relevant Obligor and the Administrative Agent on or before the earlier of (i) the date on which such forms expire or otherwise become obsolete and (ii) 30 days after the occurrence of an event which would require a change in the most recently delivered form or certificate.

(g)
For any period with respect to which a Lender has failed to provide the relevant Obligor or the Administrative Agent with the appropriate form referred to in Section 8.04(f) when it is required to do so, such Lender shall not be entitled to additional amounts or indemnification under Section 8.04(b) or (c) with respect to any Taxes imposed as a result of such failure; provided that if a Lender, that is otherwise exempt from or subject to a reduced rate of withholding tax, becomes subject to Taxes because of its failure to deliver a form required hereunder, the relevant Obligor shall take such steps as such Lender shall reasonably request, and at the expense of such Lender, to assist such Lender to recover such Taxes.

(h)
Value Added Tax. All fees or expense reimbursements set out, or expressed to be payable under this Agreement to any Agent or Lender which (in whole or in part) constitute consideration for VAT purposes shall be deemed to be exclusive of VAT, and accordingly if any VAT is chargeable with respect to any fees or expense reimbursements payable by an Obligor to any Agent or Lender under this Agreement, such Obligor shall pay to such Agent or Lender (in addition to and at the same time as paying such fees or expense reimbursements) an amount equal to the amount of such VAT (and such Agent or Lender shall promptly provide an appropriate VAT invoice to such Obligor).

(i)
Except as expressly set forth above, nothing in this Section 8.04 shall be construed to (i) entitle any Obligor or any other Persons to any information determined by any Lender or the Administrative Agent, in its sole discretion, to be confidential or proprietary information of such Lender or the Administrative Agent, to any tax or financial information of any Lender or the Administrative Agent or to inspect or review any books and records of any Lender or the Administrative Agent, or (ii) interfere with the rights of any Lender or the Administrative Agent to conduct its fiscal or tax affairs in such manner as it deems fit.

Section 8.05. Mitigation by the Lenders. (a) Each Lender shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Section 8.03, Section 8.02 or paragraph 3 of Schedule III, including (but not limited to) transferring its rights and obligations under this Agreement to another affiliate or changing the jurisdiction of its Applicable Lending Office.

(b)	Section 8.05(a) above does not in any way limit the obligations of any Obligor hereunder.

(c)	The Borrower shall indemnify each Lender for all costs and expenses reasonably incurred by such Lender as a result of steps taken by it under this Section 8.05.

(d)	A Lender is not obliged to take any steps under Section 8.05(a) if, in the opinion of such Lender (acting reasonably), to do so might be prejudicial to it.

Section 8.06. Substitution of Lender. If (i) any Lender has delivered a notice pursuant to Section 8.03(a) or (ii) any Lender has demanded compensation under Section 8.02 or Section 8.04, the Borrower shall have the right, with the assistance of the Administrative Agent, to designate a substitute lender or lenders (which may be one or more of the Lenders) mutually satisfactory to the Borrower and the Administrative Agent (which consent shall not be unreasonably withheld or delayed) to purchase (and, if such right is exercised, such Lender shall sell and assign) for cash, pursuant to an Assignment and Assumption Agreement substantially in the form of Exhibit F hereto, the outstanding Loans of such Lender and assume the Commitment of such Lender, without recourse to or warranty by, or expense to, such Lender, for a purchase price equal to the principal amount of all of such Lender’s outstanding Loans plus any accrued but unpaid interest thereon and the accrued but unpaid commitment fees in respect of such Lender’s Commitment hereunder plus such amount, if any, as would be payable pursuant to Section 2.12(d) if the outstanding Loans of such Lender were prepaid in their entirety on the date of consummation of such assignment and all amounts then payable pursuant to Section 8.02 and Section 8.04.

     ARTICLE 9
GUARANTEE

Section 9.01. The Guarantee. (a) The Guarantor hereby unconditionally and irrevocably guarantees to the Lenders, and to each of them, the due and punctual payment of all present and future indebtedness evidenced by or arising out of this Agreement, including, but not limited to, the due and punctual payment of principal of and interest on the Loans and the due and punctual payment of all other sums now or hereafter owed by the Borrower under this Agreement as and when the same shall become due and payable, whether at maturity, by declaration or otherwise, according to the terms hereof. In case of failure by the Borrower punctually to pay the indebtedness guaranteed hereby, the Guarantor unconditionally agrees to cause such payment to be made punctually as and when the same shall become due and payable, whether at maturity or by declaration or otherwise, and as if such payment were made by the Borrower.

(b)
The obligations of the Guarantor under this Agreement are not secured by any collateral. For the avoidance of doubt, the obligations of the Guarantor under this Agreement are not secured by, and the Lenders do not have any recourse to, any accounts receivable, bank accounts or other deposits on which remuneration is paid (by any Lender or another Person) that generates income of which a qualifying shareholder of the Borrower or a Person related to the qualifying shareholder is the direct or indirect recipient, as stipulated in note 20 of the Decree of the German Federal Ministry of Finance dated 15 July 2004 (IV A 2 - S 2742a - 20/04). There are no provisions within this Agreement or any other agreements between the Lenders and the Borrower, pursuant to which the Loans can be cancelled, if a qualifying shareholder of the Borrower, or a Person related to a qualifying shareholder or any other Person claims back deposits or other capital commitments from the Lenders or any other Person.

Section 9.02. Guarantee Unconditional. The obligations of the Guarantor under this Article 9 shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

(a)	any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of the Borrower under this Agreement by operation of law or otherwise;

(b)	any modification or amendment of or supplement to this Agreement;

(c)	any modification, amendment, waiver, release or invalidity of any liability of any Person, for any obligation of the Borrower under this Agreement;

(d)
any change in the corporate existence, structure or ownership of the Borrower or any other Person, including the merger of the Borrower into another entity, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Borrower or any other Person or any of their assets or any resulting release or discharge of any obligation of the Borrower or any other Person contained in this Agreement or the Acquisition Agreement;

(e)
the existence of any claim, set-off or other rights which the Guarantor may have at any time against the Borrower, the Administrative Agent, any Lender or any other Person, whether or not arising in connection with this Agreement, provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;

(f)
any invalidity or unenforceability relating to or against the Borrower for any reason of any provision or all of this Agreement or the Acquisition Agreement, or any provision of applicable law or regulation purporting to prohibit the payment by the Borrower or any other Person of the principal of or interest on any Loan or any other amount payable by it under this Agreement; or

(g)
any other act or omission to act or delay of any kind by the Borrower, the Administrative Agent, any Lender or any other Person or any other circumstance whatsoever that might, but for the provisions of this paragraph, constitute a legal or equitable discharge of or defense to the obligations of the Guarantor under this Article 9.

Section 9.03. Discharge Only Upon Payment in Full; Reinstatement in Certain Circumstances. The obligations of the Guarantor under this Article 9 shall remain in full force and effect and shall survive the Final Maturity Date until the Commitments are terminated and the principal of and interest on the Loans and all other amounts payable by the Borrower under this Agreement shall have been paid in full. If at any time any payment of the principal of or interest on any Loan or any other amount payable by the Borrower under this Agreement is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise, the Guarantor’s obligations under this Article 9 with respect to such payment shall be reinstated at such time as though such payment had become due but had not been made at such time.

Section 9.04. Waiver. The Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any right be exhausted or any action be taken by the Administrative Agent, any Lender or any other Person against the Borrower or any other Person.

Section 9.05. Subrogation and Contribution. Upon making any payment hereunder, the Guarantor shall be subrogated to the rights of the Lenders against the Borrower with respect to such payment; provided that the Guarantor shall not enforce any right or demand or receive any payment by way of subrogation until all amounts of principal of and interest on the Loans to the Borrower and all other amounts payable by the Borrower under this Agreement have been paid in full.

Section 9.06. Stay of Acceleration. If acceleration of the time for payment of any amount payable by the Borrower under this Agreement is stayed upon the insolvency, bankruptcy or reorganization of the Borrower, all such amounts otherwise subject to acceleration under the terms of this Agreement shall nonetheless be payable by the Guarantor hereunder forthwith on demand by the Administrative Agent made at the request of the Required Lenders.

ARTICLE 10
MISCELLANEOUS

Section 10.01. Notices. All notices, requests, instructions and other communications to any party hereunder shall be in writing (including bank wire, telex, facsimile transmission or similar writing) and shall be given to such party and, in the case of any such notice, request, instruction or other communication to the Borrower, with a copy to the Guarantor: (x) in the case of the Borrower, the Guarantor or the Administrative Agent, at its address, facsimile number or telex number (if any) set forth on the signature pages hereof, (y) in the case of any Lender, at its address, facsimile number or telex number (if any) set forth in its Administrative Questionnaire or (z) in the case of any party hereto, such other address, facsimile number or telex number as such party may hereafter specify for the purpose by notice to the Administrative Agent, the Borrower and the Guarantor. Each such notice, request or other communication shall be effective (i) if given by telex, when such telex is transmitted to the telex number specified in this Section and the appropriate answerback is received, (ii) if given by facsimile transmission, when transmitted to the facsimile number specified in this Section and confirmation of receipt is received, (iii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iv) if given by any other means, when delivered at the address specified in this Section; provided that notices to the Administrative Agent under Article 2 or Article 8 shall not be effective until received.

Section 10.02. No Waivers. No failure or delay by the Administrative Agent or any Lender in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 10.03. Expenses; Indemnification. (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses of the Agents, including reasonable fees and disbursements of special counsel (Davis Polk & Wardwell and Uría Menendez) for the Agents, in connection with the preparation of this Agreement, any waiver or consent hereunder or any amendment hereof or any Default or alleged Default hereunder and (ii) if an Event of Default occurs, all out-of-pocket expenses incurred by the Agents or any Lender, including reasonable fees and disbursements of counsel (including the cost of staff counsel when used in lieu of separate special counsel), in connection with such Event of Default and collection and other enforcement proceedings resulting therefrom.

(b)
The Borrower shall indemnify each Lender and its directors, officers and employees for, and hold each Lender and its directors, officers and employees harmless from and against (i) any and all damages, losses and other liabilities of any kind, including, without limitation, judgments and costs of settlement, and (ii) any and all out-of-pocket costs and expenses of any kind, including, without limitation, reasonable fees and disbursements of counsel, including the cost of staff counsel where used in lieu of separate special counsel, and any other costs of defense, including, without limitation, costs of discovery and investigation, for such Lender and its officers and directors (all of which shall be paid or reimbursed by the Borrower monthly), suffered or incurred in connection with any investigative, administrative or judicial proceeding (whether or not such Lender shall be designated a party thereto) relating to or arising out of this Agreement or any actual or proposed use of proceeds of Loans hereunder; provided that such Lender and its directors, officers and employees shall have no right to be indemnified or held harmless hereunder for its own gross negligence or willful misconduct as finally determined by a court of competent jurisdiction. The Borrower shall indemnify and hold harmless each Agent, in its capacity as an Agent hereunder, to the same extent that the Borrower indemnifies and holds harmless each Lender pursuant to this Section.

Section 10.04. Sharing of Set-offs. Each Lender agrees that if it shall, by exercising any right of set-off or counterclaim or otherwise receive payment of a proportion of the aggregate amount of principal and interest then due with respect to any Loan made by it which is greater than the proportion received by any other Lender in respect of the aggregate amount of principal and interest then due with respect to any Loan made by such other Lender, the Lender receiving such proportionately greater payment shall purchase such participations in the Loans made by the other Lenders, and such other adjustments shall be made, as may be required so that all such payments of principal and interest with respect to the Loans made by the Lenders shall be shared by the Lenders pro rata; provided that if at any time thereafter, the Lender that originally received such payment is required to repay (whether to the Borrower or to any other Person) all or any portion of such payment, each other Lender shall promptly (and in any event within five Business Days of its receipt of notification from such Lender requiring such repayment) repay to such Lender the portion of such payment previously received by it under this Section 10.04, together with such amount (if any) as is equal to the appropriate portion of any interest (in respect of the period during which such other Lender held such amount) such Lender shall have been obligated to pay when repaying such amount as aforesaid, in exchange for such participation in the Loans of such other Lender as was previously purchased by such Lender. Nothing in this Section shall impair the right of any Lender to exercise any right of set-off or counterclaim it may have and to apply the amount subject to such exercise to the payment of indebtedness of the Borrower other than its indebtedness under the Loans.

Section 10.05. Amendments and Waivers. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrower, the Guarantor and the Required Lenders (and, if the rights or duties of any Agent are affected thereby, by such Agent). Notwithstanding the foregoing,

(a)	no such amendment or waiver shall, (i) unless signed by each affected Lender,

(A)	increase the Commitment of any Lender or subject any Lender to any additional obligation,

(B)	reduce the principal of or rate of interest on any Loan or any fees hereunder, or

(C)	postpone the date fixed for any payment of principal of or interest on any Loan or any fees hereunder or for any reduction or termination of any Commitment; or

                                        (ii) unless signed by all Lenders,

(A)	change the requisite approval of Lenders specified for any action under this Section or any other provision of this Agreement,

(B)	release the Guarantor from its obligations under Article 9 hereof;

(C)	amend or waive the provisions of this Section 10.05; or

(iii)	unless signed by the Required Term Lenders or the Required Revolving Credit Lenders, whichever Class is adversely affected,

(A)	waive, either directly or by amendment or waiver of any other provision hereof, any applicable condition specified in Article 3 for a Borrowing of such Class, or

(B)	by its terms affect the Lenders of one Class less favorably than the Lenders of another Class;

(b)
Section 9.01(b) may be amended (i) pursuant to a document signed by the Borrower, the Guarantor and the Administrative Agent (without the consent of any Lender), in any manner not adverse to the Lenders, if the tax laws and regulations of Germany relating to thinly capitalized entities are changed after the date hereof or any formal or informal directive or interpretation is issued or changed thereunder after the date hereof or (ii) pursuant to a document signed by the Guarantor (without the consent of any other Person), to provide collateral for the obligations of the Guarantor under this Agreement; and

(c)
if at any time after the Closing Date, (x) the Existing Credit Agreement is amended, amended and restated or replaced and as a result Section 5.03 or 6.01(f), (g), (h), (i), (j) or (k) of the Existing Credit Agreement is amended or Section 5.05, 5.06 or 9.06 of the Existing Credit Agreement is amended or eliminated or any definition related to such sections is amended (collectively, the “Relevant Amendments”) in such amended, amended and restated or replacement facility and (y) at the time the Relevant Amendments become effective, the lenders approving the Relevant Amendments under such amended, amended and restated or replacement facility who are also Lenders (the “Relevant Lenders”) constitute the Required Lenders, then the Relevant Amendments shall automatically be incorporated into this Agreement, and the Borrower, the Administrative Agent and the Relevant Lenders agree to execute any documentation necessary to evidence such incorporation. For the avoidance of doubt, this Agreement may only be amended once in reliance on this clause (c), the first time that the Existing Credit Agreement is amended, amended and restated or replaced after the Closing Date.

The exercise by the Borrower of its right to decrease the Commitments pursuant to Section 2.09 shall not be deemed to require the consent of any party to this Agreement. The exercise by the Borrower of its option to increase the aggregate amount of the Commitments pursuant to Section 2.15 shall not require the consent of any Person except for the consent of such Persons required by Section 2.15.

Section 10.06. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that neither the Borrower nor the Guarantor may assign or otherwise transfer any of its rights or obligations under this Agreement (other than in accordance with Section 5.04) without the prior written consent of all Lenders.

(b)
Any Lender may at any time grant to one or more banks or other institutions (each a “Participant”) participating interests in its Commitment or any or all of its Loans. In the event of any such grant by a Lender of a participating interest to a Participant, whether or not upon notice to the Borrower, the Guarantor and the Agents, such Lender shall remain responsible for the performance of its obligations hereunder, and the Borrower, the Guarantor and the Agents shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement (i.e., there shall be no contractual privity between a Participant and the Obligors). Any agreement pursuant to which any Lender may grant such a participating interest shall provide that such Lender shall retain the sole right and responsibility to enforce the obligations of the Borrower hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement; provided that such participation agreement may provide that such Lender will not agree to any modification, amendment or waiver of this Agreement described in clause (A) (only to the extent such modification, amendment or waiver would decrease the Commitment of such Lender), (B) or (C) of Section 10.05(a)(i) or to any modification, amendment or waiver that would have the effect of increasing the amount of a Participant’s participation in such Lender’s Commitment, in any such case without the consent of the Participant. The Borrower agrees that each Participant shall, to the extent provided in its participation agreement, be entitled to the benefits of Article 8 with respect to its participating interest, subject to subsection (e) below. An assignment or other transfer which is not permitted by subsection (c) or (d) below shall be given effect for purposes of this Agreement only to the extent of a participating interest granted in accordance with this subsection (b).

(c)
Any Lender may at any time assign to one or more banks or other institutions (each an “Assignee”) all or a portion of its rights and obligations under this Agreement, and such Assignee shall assume such rights and obligations, pursuant to an Assignment and Assumption Agreement in substantially the form of Exhibit F hereto executed by such Assignee and such transferor Lender, with the subscribed consent of the Borrower (not to be unreasonably withheld or delayed) in consultation with the Administrative Agent and with the subscribed acknowledgment of the Administrative Agent; provided that if an Assignee is (i) any Person which controls, is controlled by, or is under common control with, or is otherwise substantially affiliated with such transferor Lender or (ii) another Lender, no such consent shall be required; and provided further that (i) each assignment shall be of a uniform, and not a varying percentage of all rights and obligations under and in respect of the Revolving Credit Facility or the Term Facility, as the case may be, (ii) unless otherwise agreed by the Borrower and the Administrative Agent, any assignment by a Term Lender of any of its Term Exposure shall not be less than €10,000,000 and (iii) any assignment by a Revolving Credit Lender of any of its Revolving Credit Exposure shall not be less than €10,000,000 or, in either case, if less, shall constitute an assignment of all of such Lender’s rights and obligations under this Agreement with respect to the Class of Loans and/or Commitments subject to such assignment. Upon execution and delivery of such instrument and payment by such Assignee to such transferor Lender of an amount equal to the purchase price agreed between such transferor Lender and such Assignee, such Assignee shall be a Lender party to this Agreement and shall have all the rights and obligations of a Lender with a Commitment as set forth in such instrument of assumption, and the transferor Lender shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by any party shall be required. Upon the consummation of any assignment pursuant to this subsection (c), the Administrative Agent shall notify the other Agents of such assignment. In connection with any such assignment, the transferor Lender shall pay to the Administrative Agent an administrative fee of €2,500 for processing such assignment. Each Assignee shall, prior to the first date on which interest or fees are payable hereunder for its account, deliver to the relevant Obligor and the Administrative Agent certification as to exemption from deduction or withholding of any taxes of the country of residence of such Obligor in accordance with Section 8.04(f).

(d)
Any Lender may at any time assign all or any portion of its rights under this Agreement to a Federal Reserve Bank. No such assignment shall release the transferor Lender from its obligations hereunder.

(e)
No Assignee, Participant or other transferee of any Lender’s rights shall be entitled to receive any greater payment under Article 8 than such Lender would have been entitled to receive with respect to the rights transferred, unless such transfer is made with the Borrower’s prior written consent or by reason of the provisions of Article 8 requiring such Lender to designate a different Applicable Lending Office or take any other actions under certain circumstances.

Section 10.07. Governing Law; Submission to Jurisdiction; Waiver of Jury Trial. (a) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. EACH OF THE BORROWER AND THE GUARANTOR HEREBY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND OF ANY NEW YORK STATE COURT SITTING IN NEW YORK CITY FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH OF THE BORROWER AND THE GUARANTOR IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. EACH OF THE BORROWER, THE GUARANTOR, THE AGENTS AND THE LENDERS HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

THIS SECTION 10.07(a) IS FOR THE BENEFIT OF EACH OF THE AGENTS AND EACH OF THE LENDERS AND SHALL NOT LIMIT THE RIGHT OF ANY AGENT OR LENDER TO BRING PROCEEDINGS AGAINST ANY OBLIGOR IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY OTHER COURT OF COMPETENT JURISDICTION OR CONCURRENTLY IN MORE THAN ONE JURISDICTION, AS PERMITTED BY APPLICABLE LAW. IN PARTICULAR, THE SUBMISSION BY THE BORROWER TO THE NON-EXCLUSIVE JURISDICTION OF ANY NEW YORK STATE COURT SITTING IN NEW YORK CITY AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK IS WITHOUT PREJUDICE TO, AND SHALL NOT AFFECT, THE RIGHT OF ANY AGENT OR LENDER TO BRING AN ACTION AGAINST THE BORROWER BEFORE THE COURTS OF MADRID (SPAIN) BY MEANS OF THE “PROCESO DE EJECUCIÓN” OR ANY OTHER PROCEDURE AVAILABLE.

(b)
The Borrower hereby irrevocably appoints Corporation Service Company (the “Process Agent”), with an office at the date hereof at 80 State Street, 6th Floor, Albany, New York 12207-2543, as its agent and true and lawful attorney-in-fact in its name, place and stead to accept on behalf of the Borrower and its property and revenues service of copies of the summons and complaint and any other process which may be served in any suit, action or proceeding arising out of or relating to this Agreement and brought in the State of New York, and the Borrower agrees that the failure of the Process Agent to give any notice of any such service of process to the Borrower shall not impair or affect the validity of such services or, to the extent permitted by law, the enforcement of any judgment based thereon. As an alternative method of service, the Borrower also irrevocably consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to the Borrower at its address specified in Section 10.01 hereof. Nothing in this Section 10.07(b) shall affect the right of the Administrative Agent or any Lender to serve legal process in any other manner permitted by law or affect the right of any Person to bring any action or proceeding against the Borrower or its property in the courts of other jurisdictions.

Section 10.08. Notarization. If the Required Lenders at any time request that the Administrative Agent instruct each Obligor to raise this Agreement to public document status before a Spanish notary public, the Administrative Agent shall promptly send a notice (a “Notarization Notice”) to the Obligors and, unless each Obligor receives a notice from the Administrative Agent, acting at the direction of the Required Lenders, withdrawing such Notarization Notice by the tenth Business Day after delivery thereof (such date, the “Notarization Notice Effective Date”), then each Obligor hereby expressly agrees and undertakes (a) to appear, within fifteen days after the Notarization Notice Effective Date, before a Spanish notary public selected by the Borrower and (b) to raise this Agreement to public document status. All the costs arising from the notarization of this Agreement shall be borne by the Borrower. Each Lender hereby empowers the Administrative Agent to appear before a Spanish notary public for the purpose of raising this Agreement to the status of public document.

Section 10.09. Counterparts; Integration. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement constitute the entire agreement and understanding among the parties hereto and supersede any and all prior agreements and understandings, oral or written, relating to the subject matter hereof.

Section 10.10. Confidentiality. In addition to any confidentiality requirements under applicable law, each of the Agents and Lenders (each a “Lender Party” and, collectively, the “Lender Parties”) agrees that through and including the later of (x) the Final Maturity Date and (y) a date three years from the relevant Lender Party’s receipt of the relevant information, it will take normal and reasonable precautions so that

(i)
all information provided to it by the Borrower, the Guarantor, any Person on behalf of the Borrower or the Guarantor, or by any other Lender Party on behalf of the Borrower or the Guarantor, in connection with this Agreement or the transactions contemplated hereby will be held and treated by such Lender Party and its respective directors, affiliates, officers, agents and employees in confidence and

(ii)
neither it nor any of its respective directors, affiliates, officers, agents or employees shall, without the prior written consent of the Borrower or the Guarantor, as applicable, use any such information for any purpose or in any manner other than pursuant to the terms of and for the purposes contemplated by this Agreement.

Notwithstanding the immediately preceding sentence, any Lender Party may disclose any such information or portions thereof

(a)	that is or becomes publicly available other than through a breach by such Lender Party of its obligations hereunder;

(b)	that is also provided to such Lender Party by a Person other than the Borrower or the Guarantor not in violation, to the actual knowledge of such Lender Party, of any duty of confidentiality;

(c)	at the request of any bank regulatory authority or examiner;

(d)	pursuant to subpoena or other court process;

(e)	when required by applicable law;

(f)	at the written request or the express direction of any other authorized government agency;

(g)	to its independent auditors, counsel and other professional advisors in connection with their provision of professional services to such Lender Party;

(h)
to any (i) Participant or (ii) prospective Participant or prospective Lender, if such Participant, prospective Participant or prospective Lender (which prospective Lender is promptly identified to the Borrower), prior to any such disclosure, agrees in writing to keep such information confidential to the same extent required of the Lender Parties hereunder; or

(i)
to any affiliate of such Lender Party, solely to enable such affiliate to assess the creditworthiness of the Borrower or the Guarantor in connection with any transaction between such affiliate and the Borrower or the Guarantor or any of its Subsidiaries;

provided that any Lender Party’s failure to comply with the provisions of this Section 10.10 shall not affect the obligations of the Borrower or the Guarantor hereunder.

Section 10.11. Severability. Any provision of this Agreement that is prohibited, unenforceable or not authorized in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition, unenforceability or non-authorization without invalidating the remaining provisions hereof or affecting the validity, enforceability or legality of such provision in any other jurisdiction.

Section 10.12. Collateral. Each of the Lenders represents to the Agents and each of the other Lenders that it in good faith is not relying upon any Margin Stock as collateral in the extension or maintenance of the credit provided for in this Agreement.

Section 10.13. “Know Your Customer” Checks. (a) If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the status of an Obligor after the date of this Agreement; or

(iii)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Administrative Agent or any Lender (or, in the case of clause (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Administrative Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Administrative Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in clause (ii) above, on behalf of any prospective new Lender) in order for the Administrative Agent, such Lender or, in the case of the event described in clause (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in this Agreement.

(b)
Each Lender shall promptly upon the request of the Administrative Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Administrative Agent (for itself) in order for the Administrative Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in this Agreement.

(c)
Any Obligor seeking to assign or transfer any of its rights or obligations under this Agreement pursuant to Section 10.06, shall, by not less than 10 Business Days’ prior written notice to the Administrative Agent, notify the Administrative Agent (which shall promptly notify the Lenders) of its intention to request such assignment or transfer.

(d)
Following the giving of any notice pursuant to paragraph (c) above, if the accession of such new Obligor obliges the Administrative Agent or any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Obligor seeking such assignment or transfer shall promptly upon the request of the Administrative Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Administrative Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective new Lender) in order for the Administrative Agent or such Lender or any prospective new Lender to carry out and be satisfied it has complied with the results of all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the accession of the relevant Person to this Agreement as a new Obligor.

Section 10.14. Judgment Currency. (a)  If any sum due from an Obligor under this Agreement (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

                                          (i) making or filing a claim or proof against such Obligor or

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

such Obligor shall as an independent obligation, within three Business Days of demand, indemnify each Lender Party to whom such Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under this Agreement in a currency or currency unit other than that in which it is expressed to be payable.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

PRAXAIR EUROHOLDING, S.L.
By:
Name:
Title:

Calle Orense 11
5th Floor
E-28020 Madrid
Spain
Telecopy number: +34 91 555 4307
Attention: Legal Director

PRAXAIR, INC.
By:
Name:
Title:

39 Old Ridgebury Road
Danbury, CT 06810-5113
Telecopy number: (203) 837-2480
Attention: Treasurer

ABN AMRO BANK N.V., as Administrative Agent

By:
Name:
Title:
250 Bishopsgate
London EC2M 4AA
United Kingdom

For credit matters:
Attention: Simon Beedleston
Telephone number: +44 20 7678 6661
Telecopy number: +44 20 7678 6021
email: simon.beedleston@uk.abnamro.com

For administrative matters:
Attention: Vikki Mayell/Stuart Hutton
Telephone number: +44 20 7678 5148/9027
Telecopy number: +44 20 7678 6021
email: vikki.mayell@uk.abnamro.com

LENDERS:

ABN AMRO BANK N.V.

By:
Name:
Title:

CITIBANK INTERNATIONAL PLC

By:
Name:
Title:

BANCO SANTANDER CENTRAL
HISPANO S.A.

By:
Name:
Title:

BANK OF AMERICA, N.A. SUCURSAL EN
ESPAÑA

By:
Name:
Title:

BANK OF TOKYO-MITSUBISHI, LTD.

By:
Name:
Title:

DEUTSCHE BANK AG LONDON

By:
Name:
Title:

HSBC BANK PLC

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A.

By:
Name:
Title:

SCOTIABANK EUROPE PLC.

By:
Name:
Title:

SOCIÉTÉ GÉNÉRALE

By:
Name:
Title:

SCHEDULE I

Lender	Revolving Credit Commitment	Term Commitment

ABN AMRO Bank N.V.	€16,666,666.68	€33,333,333.32
Citibank International PLC	€16,666,666.68	€33,333,333.32
Banco Santander Central Hispano S.A.	€14,583,333.33	€29,166,666.67
Bank of America, N.A. Sucursal en España	€14,583,333.33	€29,166,666.67
Bank of Tokyo-Mitsubishi, Ltd.	€14,583,333.33	€29,166,666.67
Deutsche Bank AG London	€14,583,333.33	€29,166,666.67
HSBC Bank PLC	€14,583,333.33	€29,166,666.67
JPMorgan Chase Bank, N.A.	€14,583,333.33	€29,166,666.67
ScotiaBank Europe PLC.	€14,583,333.33	€29,166,666.67
Société Générale	€14,583,333.33	€29,166,666.67

	€ 150,000,000	€ 300,000,000

SCHEDULE II

PRICING

The “Applicable Margin” and “Commitment Fee Rate” for any day are the respective percentages set forth below in the applicable row and column corresponding to the Credit Rating that exists on such day; provided that if different Credit Ratings are assigned by S&P and by Moody’s, the Applicable Margin and the Commitment Fee Rate shall be (x) to the extent such Credit Ratings differ by two or more rating levels, the respective percentages set forth below in the applicable row and column corresponding to the Credit Rating one level above the lower of such Credit Ratings and (y) to the extent such Credit Ratings differ by one rating level, the respective percentages set forth below in the applicable row and column corresponding to the higher of such Credit Ratings.

Credit Rating		Applicable Margin	Commitment Fee Rate
S&P	Moody’s
A	A2	.20%	.06500%
A-	A3	.25%	.08125%
BBB+	Baa1	.275%	.09625%
BBB	Baa2	.35%	.12250%
BBB-	Baa3	.45%	.15750%
Less than BBB-	Less than Baa3	.55%	.19250%

“Credit Rating” means, as of any day, the credit ratings assigned to the senior unsecured long-term debt securities of the Guarantor without third-party credit enhancement and in effect at the close of business on such day. For the avoidance of doubt, any rating assigned to any other debt security of the Guarantor shall be disregarded for purposes of determining the Credit Rating.

“Moody’s” means Moody’s Investors Service, Inc.

“S&P” means Standard & Poor’s Ratings Group.

SCHEDULE III

MANDATORY COST

1.
The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank, in each case, in respect of the Loans.

2.
On the first day of each Interest Period (or as soon as possible thereafter) the Administrative Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Administrative Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Group of Loans of all the Lenders) and will be expressed as a percentage rate per annum.

3.
The Additional Cost Rate for any Lender lending from an Applicable Lending Office in a member state of the European Community that adopts or has adopted the Euro as its lawful currency in accordance with legislation of the European Community relating Economic and Monetary Union will be the percentage notified by that Lender to the Administrative Agent. This percentage will be certified by that Lender in its notice to the Administrative Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender's participation in the relevant Group of Loans of all the Lenders made from such Applicable Lending Office) of complying with the minimum reserve requirements of the European Central Bank in respect of Loans made from such Applicable Lending Office.

4.	The Additional Cost Rate for any Lender lending from an Applicable Lending Office in the United Kingdom will be calculated by the Administrative Agent as follows:

(a)  in relation to a Revolving Credit Loan denominated in Sterling:

                                     AB + C(B-D) + E *0.01      % per annum
                                             100 - (A + C)
(b)  in relation to a Loan denominated in any currency other than Sterling:

    E * 0.01      % per annum.
                                       300
Where:

A
is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which such Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B
is the percentage rate of interest (excluding the Applicable Margin and the Mandatory Cost and, if the Loan is an Unpaid Sum, the additional rate of interest specified in Section 2.06(c)) payable for the relevant Interest Period on the Loan.

C	is the percentage (if any) of Eligible Liabilities which such Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D	is the percentage rate per annum payable by the Bank of England to the Administrative Agent on interest bearing Special Deposits.

E
is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Administrative Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Administrative Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5. For the purposes of this Schedule:

(a) “Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b) “Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c) “Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(d) “Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6.
In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e., 5% will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7.
If requested by the Administrative Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Administrative Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

8.
Each Lender shall supply any information required by the Administrative Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

(a) the jurisdiction of its Applicable Lending Office; and

(b)	any other information that the Administrative Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Administrative Agent of any change to the information provided by it pursuant to this paragraph.

9.
The percentages of each Lender for the purpose of A and C above and the rates of charge of each Reference Bank for the purpose of E above shall be determined by the Administrative Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Administrative Agent to the contrary, each Lender's obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with an Applicable Lending Office in the same jurisdiction as its Applicable Lending Office.

10.
The Administrative Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.
The Administrative Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 7 and 8 above.

12.
Any determination by the Administrative Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all parties to this Agreement.

13.
The Administrative Agent may from time to time, after consultation with the Guarantor and the Lenders, determine and notify to all parties to this Agreement any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties to this Agreement.

EXHIBIT A

NOTICE OF BORROWING

From: Praxair Euroholding, S.L.

To:	ABN AMRO Bank N.V.,

as Administrative Agent
250 Bishopsgate
London EC2M 4AA
United Kingdom

Dated:	November 29, 2004

Dear Sirs:

1.
We refer to the Facility Agreement dated as of November 29, 2004 among Praxair Euroholding, S.L., Praxair, Inc., the Lenders party thereto, Citigroup Global Markets Inc., as Syndication Agent, and ABN AMRO Bank N.V., as Administrative Agent (as amended, supplemented or otherwise modified from time to time, the “Facility Agreement”). Terms defined in the Facility Agreement have the same meaning in this Notice of Borrowing unless given a different meaning in this Notice of Borrowing.

2.	We hereby give you notice pursuant to Section 2.02 of the Facility Agreement that we request a Borrowing on the following terms:

Proposed date of Borrowing:	[____] (or if that is not a Business Day, the next Business Day) (the “Proposed Borrowing Date”)[1]
Currency of Borrowing:	[Euro] [Dollars] [[Sterling] [Swiss Francs] [specify any Optional Currency]][2]
Amount:	[_______][3]
Interest Period:	[One] [Two] [Three] [Six] Months
Class of Loans Comprising Borrowing:	[Revolving Credit Loans] [Term Loans]

3.	We hereby confirm that each of the following statements contained in clauses (a), (b) and (c) below are true on the date hereof and shall be true on the Proposed Borrowing Date:

(a)	immediately after the Borrowing, the Base Currency Amount of the Class of Loans comprising the Borrowing will not exceed the aggregate amount of the applicable Class of Commitments;

(b)	immediately after the Borrowing, no Default shall have occurred and be continuing; and

(c)
the representations and warranties of each Obligor contained in the Facility Agreement [(except the representations and warranties set forth in Sections 4.04(c), 4.05 and 4.07 of the Facility Agreement)][4]  are true in all material respects.

4.	The proceeds of this Borrowing should be credited to [specify account information].

5.	This Notice of Borrowing is irrevocable.

                                                                                                                                  Very truly yours,

PRAXAIR EUROHOLDING, S.L.

By:
Name:
Title:

1 To be a date at least (x) three Business Days after the Business Day on which the Notice of Borrowing is received by the Administrative Agent and (y) in the case of each initial Borrowing denominated in an Optional Currency, five Business Days after the Business Day on which the Notice of Borrowing is received by the Administrative Agent.
2 To be selected only in respect of a Revolving Credit Loan.
3 To be an Approved Amount.
4 To be deleted from the first Notice of Borrowing.

EXHIBIT F

ASSIGNMENT AND ASSUMPTION AGREEMENT

AGREEMENT dated as of _________, ____ among [ASSIGNOR] (the “Assignor”), [and] [ASSIGNEE] (the “Assignee”), [and PRAXAIR EUROHOLDINGS, S.L. (the “Borrower”)].5

W I T N E S S E T H:

WHEREAS, this Assignment and Assumption Agreement (the “Agreement”) relates to the Facility Agreement dated as of November 29, 2004 among Praxair Euroholding, S.L., Praxair, Inc., the Lenders party thereto, Citigroup Global Markets Inc., as Syndication Agent, and ABN AMRO Bank N.V., as Administrative Agent (as amended, the “Facility Agreement”);

WHEREAS, as provided under the Facility Agreement, the Assignor has a Commitment to make [Term][Revolving Credit] Loans to the Borrower in an aggregate principal amount at any time outstanding not to exceed €__________;

WHEREAS, [Term][Revolving Credit] Loans made to the Borrower by the Assignor under the Facility Agreement in the aggregate principal amount of €__________ are outstanding at the date hereof; and

WHEREAS, the Assignor proposes to assign to the Assignee all of the rights of the Assignor under the Facility Agreement in respect of a portion of its [Term][Revolving Credit] Commitment thereunder in an amount equal to €__________ (the “Assigned Amount”), together with a corresponding portion of its outstanding [Term][Revolving Credit] Loans, and the Assignee proposes to accept assignment of such rights and assume the corresponding obligations from the Assignor on such terms;

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the parties hereto agree as follows:

Section 1. Definitions. All capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Facility Agreement.

Section 2. Assumption. The Assignor hereby assigns and sells to the Assignee all of the rights of the Assignor under the Facility Agreement to the extent of the Assigned Amount, and the Assignee hereby accepts such assignment from the Assignor and assumes all of the obligations of the Assignor under the Facility Agreement to the extent of the Assigned Amount, including the purchase from the Assignor of the corresponding portion of the principal amount of the [Term][Revolving Credit] Loans made by the Assignor outstanding at the date hereof. Upon the execution and delivery hereof by the Assignor, [and] the Assignee[, the Borrower and the Administrative Agent] and the payment of the amounts specified in Section 3 required to be paid on the date hereof (i) the Assignee shall, as of the date hereof, succeed to the rights and be obligated to perform the obligations of a [Term][Revolving Credit] Lender under the Facility Agreement with a [Term][Revolving Credit] Commitment in an amount equal to the Assigned Amount, and (ii) the [Term][Revolving Credit] Commitment of the Assignor shall, as of the date hereof, be reduced by a like amount and the Assignor released from its obligations under the Facility Agreement to the extent such obligations have been assumed by the Assignee. The assignment provided for herein shall be without recourse to the Assignor.

Section 3. Payments. As consideration for the assignment and sale contemplated in Section 2 hereof, the Assignee shall pay to the Assignor on the date hereof in the currency in which the Loans referenced in Section 2 hereof are denominated an amount equal to €_________. It is understood that facility fees accrued to the date hereof are for the account of the Assignor and such fees accruing from and including the date hereof with respect to the Assigned Amount are for the account of the Assignee. Each of the Assignor and the Assignee hereby agrees that if it receives any amount under the Facility Agreement which is for the account of the other party hereto, it shall receive the same for the account of such other party to the extent of such other party’s interest therein and shall promptly pay the same to such other party.

[Section 4. Consent of the Borrower. This Agreement is conditioned upon the consent of the Borrower pursuant to Section 10.06(c) of the Facility Agreement. The execution of this Agreement by the Borrower is evidence of this consent.]6

Section 5. Non-reliance on Assignor. The Assignor makes no representation or warranty in connection with, and shall have no responsibility with respect to, the solvency, financial condition, or statements of any Obligor, or the validity and enforceability of the obligations of any Obligor in respect the Facility Agreement. The Assignee acknowledges that it has, independently and without reliance on the Assignor, any Co-Lead Arranger, any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and will continue to be responsible for making its own independent appraisal of the business, affairs and financial condition of each Obligor.

Section 6. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

Section 7. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their duly authorized officers as of the date first above written.

[ASSIGNOR]

By:
Name:
Title:

[ASSIGNEE]

By:
Name:
Title:

[PRAXAIR EUROHOLDINGS, S.L.]7

By:
Name:
Title:

Acknowledged this ____ day
of _______ by ABN AMRO Bank N.V.,
as Administrative Agent

By:
Name:
Title:

5 Delete this bracketed reference to the Borrower (and Section 4 and the Borrower’s signature block on the final page of this Agreement) if the Assignee is (i) any Person which controls, is controlled by, or is under common control with, or is otherwise substantially affiliated with the Assignor or (ii) another Lender.

6 See footnote 1 for a description of the circumstances when this Section 4 should be deleted.

7 See footnote 1 for a description of the circumstances when execution by the Borrower is not required and this signature block should be deleted.